QUEENSTAKE RESOURCES U.S.A., INC.
as Borrower

- and -

AMARANTH LLC
as Lender

CREDIT AGREEMENT
Dated as of July 3, 2003

TORYS

NEW YORK TORONTO

TABLE OF CONTENTS

ARTICLE 1.
INTERPRETATION

ARTICLE 2.
TERM

ARTICLE 3.
SECURITY

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

ARTICLE 5.
COVENANTS

ARTICLE 6.
CONDITIONS PRECEDENT

ARTICLE 7.
EVENTS OF DEFAULT

ARTICLE 8.
OPERATING AND DEBT SERVICE ACCOUNTS

ARTICLE 9.
MISCELLANEOUS

TABLE OF SCHEDULES

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of July 3, 2003 between Queenstake Resources U.S.A., Inc., a corporation organized and existing under the laws of Delaware, as borrower (the "**Borrower**"), and Amaranth LLC, a limited liability corporation organized and existing under the laws of Delaware, as lender (the "**Lender**").

RECITALS:

A. The Borrower has requested that the Lender make available to the Borrower the Term Loan for the purpose of funding, in part, the Acquisition and to provide the Hedge.

B. The Guarantor (as defined below) is the legal and beneficial holder of all of the issued and outstanding shares in the capital of the Borrower.

C. The Lender has agreed to make available to the Borrower the Term Loan and to provide the Hedge Guarantee, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1. INTERPRETATION

1.1. Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"**Acquisition**" means the acquisition by the Borrower of the assets comprising the Mine pursuant to the terms and conditions of the Purchase Agreement.

"**Additional Expenditures**" means the sum of any additional amounts paid with respect to Development Capital Expenditures and Operations and Maintenance Expenditures in excess of the amounts set out in section 5.2(n) and section 5.2(p).

"**Affiliate**" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "**control**" (including the terms "**controlling**", "**controlled by**" and "**under common control with**") of a Person means the possession, direct or indirect, of the power to vote more than 50% of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

"**Agreement**" means this Credit Agreement (including schedules), as amended, supplemented, replaced or restated from time to time.

"**Allocated Overheads**" means overheads of the Guarantor allocated to the Borrower.

"**AngloGold (Jerritt Canyon)**" means AngloGold (Jerritt Canyon) Corp., a corporation organized and existing under the laws of Delaware.

"**AngloGold Mineral**" means AngloGold Mineral Ventures Company, a corporation organized and existing under the laws of Delaware.

"**Annual Budget**" has the meaning set forth in section 5.3.

"**Applicable Laws**" means, in respect of any Person, property, transaction or event, all (i) applicable laws, permits, licences, authorizations, statutes, codes, municipal by-laws, decrees, common law, civil law and equity; (ii) ordinances, rules, by-laws and guidelines (in each case, having the force of law or binding on or in relation to such person, property, transaction or event); (iii) treaties and regulations; and (iv) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, decisions, rulings or awards, including all applicable directives, rules, standards, requirements, policies, orders, judgments, injunctions, awards and decrees of Governmental or Regulatory Entities (in each case, having the force of law or binding on or in relation to such person, property, transaction or event), and, for greater certainty, includes all Environmental Laws.

"**Applicable Margin**" means 7.00% per annum.

"**Approved Accountant**" means any of the following: (i) Ernst & Young LLP; (ii) Deloitte & Touche LLP; (iii) PricewaterhouseCoopers; and (iv) KPMG International; together with any of their respective Affiliates and successors.

"**Assignment and Assumption Agreement**" has the meaning set forth in section 9.9(b).

"**Benefit Plans**" have the meaning set forth in section 4.1(cc)(i).

"**Board**" means the board of directors of the Borrower.

"**Borrower**" means Queenstake Resources U.S.A., Inc. and includes its successors and permitted assigns.

"**Borrower Collateral**" means all of the assets, property and undertakings of the Borrower.

"**Borrower's Counsel**" means Gowling Lafleur Henderson LLP in British Columbia and Ontario, David Johnson in Colorado, Harris Thompson in Nevada, and Campion MacDonald in the Yukon Territory and their successors and replacements.

"**Borrower Operating Account**" has the meaning set forth in section 8.1.

"**Business Day**" means a day on which banks are generally open for business in Toronto, Ontario and in Reno, Nevada.

"**Business Plan**" means the operating plan, a copy of which is attached hereto as Schedule 4.1(t).

"**Capital Expenditures**" means, for any Person for any period, the sum of, without duplication, all expenditures on assets made by such Person during such period that have been or should be capitalized, in accordance with GAAP, on the financial statements of such Person.

"**Capitalized Leases**" means all leases of (or other agreements conveying the right to use) real or personal property that have been or should be, in accordance with GAAP, recorded as capitalized leases, as identified in Schedule 4.1(g).

"**Change of Control**" means any event which results in (a) the Guarantor ceasing to beneficially hold, directly or indirectly, 100% of the Borrower, or (b) any Person becoming the beneficial holder, directly or indirectly, of greater than 50% of the Voting Interest of the Guarantor.

"**Claims**" has the meaning set forth in section 9.5(b).

"**Closing Date**" means the date hereof, or such later date as the Borrower and the Lender shall mutually agree.

"**Code**" means the *Internal Revenue Code of 1986*.

"**Collateral**" means, collectively, the Borrower Collateral and the Guarantor Collateral.

"**Contingent Obligation**" means, with respect to any Person, without duplication, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (other than those items referred to in paragraph (vii) of the definition of Permitted Indebtedness) ("**primary obligations**") of any other Person (the "**primary obligor**") in any manner, whether directly or indirectly, including, without limitation, any such Obligation or arrangement that is (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the primary obligation, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the

owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith. A Person shall not be deemed to have a Contingent Obligation if it is a co-maker of the primary obligation and shall only have one Contingent Obligation if it has guaranteed the obligation of more than one primary obligor with respect to the same primary obligation.

"**Debt**" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment Obligations of such Person for the deferred purchase price of property or services (other than with respect to those items referred to in paragraph (vii) of the definition of Permitted Indebtedness, and other than compensation expenses), (c) all principal payment Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all payment Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to the purchase price of property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all payment Obligations of such Person as lessee under leases that are required to be recorded on such Person's balance sheet, in accordance with GAAP, as Capitalized Leases, (f) all payment Obligations in accordance with GAAP of such Person in respect of reimbursement for bankers' acceptances, letters of credit or similar facilities, (g) all payment Obligations of such Person to purchase, redeem, retire, defease or otherwise make any similar payment in respect of any redeemable Equity Interests in such Person or any other Person, (h) all net payment Obligations of such Person actually due and payable in respect of hedge agreements, including with respect to the Gold Price Hedge Contract, at any time, the maximum aggregate amount of deferred premiums which may at any point in the future be payable thereunder (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by any Lien on property but only to the extent of the fair market value thereof (including, without limitation, accounts and contract rights, in each case, other than with respect to those items referred to in paragraph (vii) of the definition of Permitted Indebtedness) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

"**Debt Service Account**" has the meaning set forth in section 8.1.

"**Default**" means any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

"**Development Capital Expenditures**" means Capital Expenditures used for the express purpose of converting Resources to Mineable Ore Reserves other than Sustaining Capital Expenditures.

"**Disbursement**" means a release of funds from the Borrower Operating Account in accordance with the terms and conditions of Article 8.

"**Distribution**" means any amount paid to or on behalf of the employees, directors, officers or the shareholders of the Borrower, the Guarantor or any respective Affiliate or related party of the Borrower or the Guarantor, or to any respective Affiliate or related party of any such Person, by way of salary, bonus, commission, management or consulting fees, directors' fees, dividends, redemption of shares or otherwise (whether payments are made to such Persons in their capacity as shareholders, directors, officers, employees or creditors or otherwise of the Borrower, the Guarantor or any respective Affiliate or related party of the Borrower or the Guarantor, or of any respective Affiliate or related party of any such Person), or any other direct or indirect payment in respect of earnings or capital of the Borrower (for greater certainty, including payments made to the Guarantor or any Affiliate on account of inter-company indebtedness).

"**Environmental Action**" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, lien, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, request for information, remediation obligation, consent order or consent agreement to the extent relating to any Environmental Law, any Environmental Permit or any Hazardous Substance or arising from alleged injury or threat to health, safety, natural resources or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief to the extent relating to a Hazardous Substance or the revocation or amendment (which would reasonably be expected to have a Material Adverse Effect) on any Environmental Permit for the Mine.

"**Environmental Law**" means any applicable federal, state, foreign or local statute or law and any ordinance, rule, regulation, code, or rule of common law now or hereafter in effect, and in each case amended, and any order, writ, judgment, injunction, decree or judicial or administrative interpretation (in each case to the extent having the force of law) to the extent relating to pollution or the regulation and protection of the environment, health, safety or natural resources, including, without limitation, those relating to the generation, use, handling, collection, transportation, treatment, storage, disposal, recovery, recycling, release, threatened release or discharge of any Hazardous Substance.

"**Environmental Permit**" means any permit, approval, identification number, license, consent or other authorization required under any Environmental Law for the lawful ownership and operation of the Mine, including permits that continue in effect pending review of new permit applications by an applicable Governmental or Regulatory Entity.

"**Equity Interests**" means, with respect to any Person, shares of capital stock of (or other ownership interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or

options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

"**Equity Offering**" has the meaning set forth in section 4.1(z).

"**ERISA**" means the *Employee Retirement Income Security Act of 1974*.

"**Event of Default**" has the meaning set forth in section 7.1.

"**Excess Cash**" in respect of any calendar month means the Borrower's cash on hand in the Borrower Operating Account at the end of such calendar month in excess of U.S.$3,500,000, provided the Borrower may withhold 15% of the Excess Cash for expenses in connection with exploration activity up to an aggregate amount of: (a) U.S.$500,000 for the Fiscal Year ending December 31, 2003, and (b) U.S.$1,000,000 for any subsequent Fiscal Year.

"**Financial Assistance**" given by any Person (the "**Financial Assistance Provider**") to or for the account or benefit of any other Person (the "**Financial Assistance Recipient**") means any direct or indirect financial assistance of any nature, kind or description whatsoever (by means of loan, guarantee or otherwise) of or from such Financial Assistance Provider, or of or from any other Person with recourse against such Financial Assistance Provider or any of its property, to or for the account or benefit of the Financial Assistance Recipient (including Investments in a Financial Assistance Recipient, Acquisitions from a Financial Assistance Recipient, and gifts or gratuities to or for the account or benefit of a Financial Assistance Recipient).

"**Fiscal Year**" means any twelve month fiscal year of the Borrower ending on December 31 in any calendar year.

"***Foreign Corrupt Practices Act***" means the United States *Foreign Corrupt Practices Act* of 1977, 15 USCS §§ 78a nt., 78m et seq; 15 USCS § 78dd-2; 15 USCS § 78dd-3, and *Foreign Corrupt Practices Act Amendments* of 1988, 15 USCS § 78a nt.

"**GAAP**" has the meaning set forth in section 1.3.

"**Gold Price Hedge Contract**" means the contract entered into pursuant to section 6.1(g).

"**Governmental Approval**" means any authorization, consent, approval, license, franchise, ruling, permit, certificate, exemption of, or filing or registration with, any Governmental or Regulatory Entity having legal jurisdiction over a Person or such Person's property, required under Applicable Laws (including, without limitation, zoning, land use, water use, electricity generation and transmission, construction and building laws, ordinances and regulations and Environmental Laws) in connection with (i) the execution, delivery or performance of any Transaction Document or Material Agreement, (ii) the grant and perfection of any Lien created by the Security Documents, or (iii) the

operation of the Mine in accordance with the Business Plan or Annual Budget, as applicable.

"**Governmental or Regulatory Entity**" means any (i) federal, provincial, state, municipal, local or other government, central bank, and each court, commission, stock exchange, board, bureau, agency, department or instrumentality, domestic or foreign, in each case to the extent acting within and according to its proper legal authority, (ii) any subdivision, agent, or authority and representative of any of the foregoing, in each case to the extent acting within and according to its proper legal authority, or (iii) any other Person exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, in each case to the extent acting within and according to its proper legal authority.

"**Guarantee**" means any agreement by which any Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such Person against loss, and shall include any contingent liability under any letter of credit or similar document or instrument.

"**Guarantor**" means Queenstake Resources Ltd., a corporation organized and existing under the laws of the Yukon Territory, and its successors and permitted assigns.

"**Guarantor Collateral**" means all assets, property and undertakings of the Guarantor.

"**Guarantor Default**" has the meaning set forth in the Parent Guarantee.

"**Hazardous Substance**" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

"**Hedge Guarantee**" means the Guarantee provided by the Lender in favour of Standard Bank London Limited to secure the Borrower's Obligations under the Gold Price Hedge Contract.

"**Indemnified Party**" has the meaning set forth in section 9.5(b).

"**Insurance Consultant**" means McRoberts and Roberts LLP, and such other insurance consultant from time to time appointed by the Lender, in replacement thereof.

"**Intellectual Property**" has the meaning set forth in section 4.1(p).

"**Interest Rate**" has the meaning set forth in section 2.6(a).

"**Investment**" means, with respect to any Person, the making by such Person of (a) any direct or indirect investment in or purchase or other acquisition of the securities of or an Equity Interest in any other Person, (b) any loan or advance to, or arrangement for the purpose of providing funds or credit to (excluding extensions of trade credit in the ordinary course of business in accordance with customary commercial terms) any other Person, or (c) any capital contribution to (whether by means of a transfer of cash or other property or any payment for property or services for the account or use of) any other Person; provided that, for greater certainty, Subsequent Acquisition shall not be treated as an Investment.

"**Irrevocable Direction**" means the direction dated the date hereof and any further direction issued from time to time hereunder by the Borrower directing the bankers of the Borrower to pay all amounts in bank accounts of the Borrower to the Lender or as the Lender may direct;

"**Joint Venture Parties**" means AngloGold (Jerritt Canyon), AngloGold Mineral, and Meridian.

"**Judgment Currency**" shall have the meaning specified in section 9.10.

"**Lender**" means Amaranth LLC and includes its successors and assigns.

"**Lender's Consultant**" means Hatch Consulting.

"**Lender's Counsel**" means Torys LLP in Ontario and New York and Erwin & Thompson LLP in Nevada, and their successors and replacements.

"**Lending Office**" means the office of the Lender located at Toronto, Ontario or such other office as the Lender may from time to time specify in writing to the Borrower.

"**Lien**" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement that is in the nature of a lien, security interest, charge or encumbrance, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

"**Loan Documents**" means (i) this Agreement, (ii) the insurance certificates evidencing the Lender as loss payee, named insured or additional insured, as the case may be, (iii) the Security Documents, (iv) the Gold Price Hedge Contract, (v) the Warrant Agreements, (vii) the Oxygen Note Intercreditor Agreement, (vii) the Production Payment and Royalty Agreement Acknowledgment and (viii) any other agreements, documents, instruments and assurances required or contemplated herein to be provided by the Borrower.

"**Loan Obligations**" means all of the Obligations in favour of the Lender under the Loan Documents including, without limitation, (a) the obligations to pay principal, interest, charges, out-of-pocket expenses, fees, reasonable attorneys' fees and disbursements, indemnities and other amounts payable by the Borrower and the Guarantor under any

Loan Document, (b) the obligations of the Borrower and the Guarantor to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower or the Guarantor in accordance with the Loan Documents, and (c) any amounts paid or payable by the Lender pursuant to the Hedge Guarantee.

"**Material Adverse Effect**" means an event, occurrence or condition which, in the opinion of the Lender, acting reasonably, has or is likely to have a material adverse effect on (a) the business, prospects, operations, property, assets or condition (financial or otherwise) of the Mine, or the Borrower or the Guarantor, taken as a whole, (b) the ability of the Borrower or the Guarantor to perform and discharge in a timely manner any of their respective obligations under any of the Loan Documents or to enforce their rights under the Material Agreements, (c) the rights and remedies of the Lender under the Loan Documents, or (d) the validity, enforceability or priority of the security interest of the Lender under the Security Documents.

"**Material Agreement**" means an agreement made between the Borrower and another Person which (i) if terminated would result, or would have a reasonable likelihood of resulting, in a Default or Event of Default or a Material Adverse Effect, or (ii) pursuant to which the Borrower has any material obligation or liability, specifically including, as at the date of this Agreement, each agreement listed in Schedule 4.1(g).

"**Maturity Date**" means June 27, 2005.

"**Meridian**" means Meridian Jerritt Canyon Corp., a corporation organized and existing under the laws of Delaware.

"**Mine**" means the gold mine and processing and other ancillary facilities comprising the Jerritt Canyon Mine located in Elko County, Nevada, including all property, rights, assets and undertakings related thereto.

"**Mine Business**" means the business of developing, owning, operating and managing the Mine.

"**Mineable Ore Reserves**" means, at any time, that part of the Proven Ore Reserves and Probable Ore Reserves which can be economically and legally extracted at that time.

"**Net Cash Proceeds**" means, with respect to any sale, lease, transfer, consignment or other disposition of any asset or interest, the aggregate amount of cash, as and when received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of the Borrower or the Guarantor in connection with such transaction after deducting therefrom only (without duplication) (a) brokerage commissions, legal fees, finder's fees and other similar fees, expenses and commissions actually paid by the Borrower or the Guarantor, as the case may be, in connection with such transaction, (b) the amount of taxes paid or payable by the Borrower or the Guarantor in connection with or as a result of such transaction, (c) the

amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, and (d) appropriate amounts provided or to be provided by the Borrower or the Guarantor as a reserve, in accordance with GAAP, with respect to any liabilities associated with such transaction and retained by the Borrower after such transaction and other appropriate amounts to be directly used by the Borrower to discharge or pay on a current basis any other liabilities arising out of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not a Subsidiary or an Affiliate of the Borrower or Guarantor and are reasonably attributable to such transaction or to the asset that is the subject thereof.

"**Net Debt Proceeds**" means, with respect to the Borrower or the Guarantor, as the case may be, any offering of Debt, including any offering of debentures, bonds or notes, the aggregate amount of cash received by or on behalf of the Borrower or the Guarantor, as and when received by or on behalf of the Borrower or the Guarantor, in connection with such offering after deducting therefrom only (without duplication) (i) brokerage commissions, legal fees, finder's fees and other similar fees, expenses and commissions actually paid by the Borrower or the Guarantor, as the case may be, in connection with such offering, and (ii) the amount of taxes paid or payable by the Borrower or the Guarantor in connection with or as a result of such offering, in each case to the extent, but only to the extent, that the amounts deducted are, at the time of receipt of such cash, actually payable to a Person that is not a Subsidiary or an Affiliate of the Borrower or Guarantor and are reasonably attributable to such offering.

"**Net Equity Proceeds**" means, with respect to the Borrower or the Guarantor, as the case may be, any offering of Equity Interests, including any offering of shares of capital stock, securities convertible into or exchangeable for shares of capital stock (or other ownership interests) or warrants, rights or options for the purchase or other acquisition of shares (or such other interests), the aggregate amount of cash received by or on behalf of the Borrower or the Guarantor, as and when received by or on behalf of the Borrower or the Guarantor in connection with such offering after deducting therefrom only (without duplication) (i) brokerage commissions, legal fees, finder's fees and other similar fees, expenses and commissions actually paid by the Borrower or the Guarantor, as the case may be, in connection with such offering, and (ii) the amount of taxes paid or payable by the Borrower or the Guarantor in connection with or as a result of such offering, in each case to the extent, but only to the extent, that the amounts deducted are, at the time of receipt of such cash, actually payable to a Person that is not a Subsidiary or an Affiliate of the Borrower or Guarantor and are reasonably attributable to such offering.

"**Notice of Borrowing**" means a notice substantially in the form of Schedule 1.1(a) attached hereto.

"**Obligation**" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of

such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in section 7.1(l).

"Operating Leases" means all leases (or other agreements conveying the right to use) of real or personal property other than a Capitalized Lease and other than any lease under which the relevant Person is the lessor.

"Operations and Maintenance Expenditures" means all reasonable and necessary costs of a current nature incurred, or to be incurred in the ordinary course by or on behalf of the Borrower in connection with the operation and maintenance of the Mine, including those related to milling, surface services, production, overhead costs, administrative costs, reclamation payments, in accordance with the Annual Budget or the Business Plan, as applicable, but excluding any Capital Expenditures.

"Other Taxes" has the meaning set forth in section 2.10(b).

"Oxygen Note" means that promissory note dated as of August 1, 1999, executed by the Joint Venture Parties in favor of AngloGold (Jerritt Canyon), evidencing the balance of the purchase price for the Oxygen Plant owed by the Joint Venture Parties to AngloGold (Jerritt Canyon) and the repayment obligations assumed by the Borrower pursuant to the Purchase Agreement and the amended and restated promissory note dated June 30, 2003, executed by the Borrower in favour of AngloGold (Jerritt Canyon).

"Oxygen Note Intercreditor Agreement" means an intercreditor agreement dated as of July 2, 2003 made between the Lender, the Borrower and AngloGold (Jerritt Canyon), as amended, supplemented, restated or replaced from time to time.

"Oxygen Plant" means the oxygen plant located at the Mine as described in an asset purchase agreement among AngloGold (Jerritt Canyon), as vendor, and the Joint Venture Parties, as purchasers, dated as of August 1, 1999.

"Oxygen Security" means the security granted by the Borrower or others to the Joint Venture Parties as security for the payment and performance of the Obligations under the Oxygen Note and described in a schedule to the Oxygen Note Intercreditor Agreement.

"Parent Guarantee" means the unconditional Guarantee by the Guarantor, dated as of the date hereof, of all of the Borrower's Obligations hereunder, as such Guarantee may be amended, restated, supplemented or replaced from time to time.

"Permits" has the meaning set forth in section 4.1(j).

"**Permitted Indebtedness**" means (without duplication):

(i) Debt of the Borrower under the Oxygen Note, provided such indebtedness does not exceed at any time, in aggregate, U.S.$2,000,000 and, from time to time, such lesser amount as is contemplated in the Purchase Agreement;

(ii) Debt of the Borrower under the Production Payment and Royalty Agreement in effect on the date hereof;

(iii) advances, if any, by the Guarantor to the Borrower for purposes of complying with the cash sweep obligation contained in the Parent Guarantee, provided that no payments on account of such indebtedness, and no fees or interest in respect of such indebtedness, will be permitted until payment in full of the Loan Obligations;

(iv) Debt under (a) the Equipment Leasing Agreement with Dux Machinery Corporation dated as of January 29, 2003, (b) the Equipment Leasing Agreement with Senstar Capital Corporation dated as of December 29, 1995, as amended by supplements thereto dated June 30, 1999 and June 30, 2000, (c) the Software Purchase Agreement with JD Edwards dated on or about the date hereof, and (d) the Computer Hardware Purchase Agreement with Sirius dated on or about the date hereof, provided, in each case, the aggregate amount of indebtedness thereunder does not exceed the amount contemplated in the agreements provided to the Lender in respect of the above;

(v) premiums or deductible amounts under the insurance policies in Schedule 4.1(jj) other than premiums in respect of the Mine Reclamation Policy, Pollution Policy and Worker's Compensation and Employer's Liability Policies;

(vi) Debt permitted to be incurred under any of the Loan Documents;

(vii) current accounts, trade indebtedness and other amounts payable in the ordinary course of business to the extent incurred for the operation of the Borrower which is payable within 180 days;

(viii) Purchase Money Indebtedness, up to a maximum aggregate amount of U.S.$50,000;

(ix) Capital Leases providing for up to a maximum aggregate amount of annual rentals thereunder of U.S.$725,000;

(x) deferred premiums pursuant to the Gold Price Hedge Contract;

(xi) Debt under the Permitted Liens; and

(xii) refinancing of any of the Permitted Indebtedness listed above provided the terms and conditions are not materially better to the applicable creditor than the original

Permitted Indebtedness (taking into account, with respect to margin only, current market conditions at the time of such refinancing).

"**Permitted Liens**" means (without duplication) such of the following Liens, as to which no execution, foreclosure or similar proceeding shall have been commenced which would, either individually or together with all other such Liens, reasonably be expected to have a Material Adverse Effect:

(i) Liens created by the Oxygen Security;

(ii) Liens created by the recording of the Production Payment and Royalty Agreement;

(iii) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under section 5.1(i);

(iv) Liens imposed by law, such as materialmens', mechanics', carriers', workmens' and repairmens' Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with GAAP;

(v) pledges or deposits, including the posting of letters of credit and similar instruments, to secure obligations under items (iv), (viii) or (xxi) hereof, workers' compensation laws or similar legislation or to secure public or statutory obligations, unemployment insurance, other social-security benefits or other insurance related obligations (including insurance or self-insurance arrangements) or to secure costs of litigation when required by Applicable Law, and surety or appeal bonds in connection with such litigation provided the aggregate amount of any such Liens does not exceed U.S.$700,000;

(vi) Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, *provided* that the rental payments secured thereby are not overdue for a period of more than 60 days;

(vii) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under section 7.1(m) or from judgments or awards with respect to which an appeal or proceedings for review is being prosecuted in good faith and with respect to which there shall have been secured a stay of execution pending the appeal or proceedings for review or for which security acceptable to the Lender, acting reasonably, has been posted by the Borrower;

(viii) Liens to secure the performance of bids, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of alike nature incurred in the ordinary course of business;

(ix) zoning restrictions, zoning and building by-laws and ordinances, municipal by-laws (including site specific by-laws) and regulations, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, or, in the case of timberland, discrepancies, conflicts in boundary lines, shortages in area, encroachments or any other facts which a correct survey would disclose, none of which materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(x) easements, rights-of-way, servitudes, restrictive covenants, permits, licenses, use agreements, surface leases, subsurface leases, government reservations, or other similar encumbrances (including hunting and recreational leases and leases and other encumbrances in respect of transmission lines, sub-stations and communication antennas) on, over or in respect of real property, none of which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(xi) undetermined or inchoate liens, including statutory Liens, arising or potentially arising which have not at the time been filed or registered in accordance with Applicable Law or Environmental Law or served upon the Borrower or which, although filed and registered, relate to obligations not due or delinquent;

(xii) reservations in any original grants from the State of Nevada of any land or interest therein, statutory exceptions to title, and reservations of mineral rights (including coal, oil and natural gas) in any grants from the State of Nevada or from any other predecessors in title provided such Liens would not reasonably be expected to result in a Material Adverse Effect;

(xiii) Liens for the excess of the amount of any past due taxes, rates, assessments or governmental charges or levies for which a final assessment has not been received over the amount of such taxes, rates, assessments, charges and levies as estimated and paid by the Borrower acting prudently and reasonably;

(xiv) security given to public utilities or to any municipalities or governmental or other public authorities when required by the utility, municipality, governmental or other public authority in connection with the supply of services or utilities to the Borrower;

(xv) any other Liens or privileges or other title irregularities, encroachments or encumbrances of a nature similar to the foregoing which are of a minor nature and will not in the aggregate materially and adversely affect the use of the property for the purposes for which it is held by the Borrower or reasonably be expected to have a Material Adverse Effect;

(xvi) Liens in connection with indebtedness in respect of services rendered, or to be rendered, or goods or products provided, or to be provided, to the Borrower in the

ordinary course of business, including, without limitation, rent and other payments under leases, contracts, hire-purchase agreements and agreements for sale provided the related indebtedness is Permitted Indebtedness pursuant to item (vii) in the definition of Permitted Indebtedness and provided such Lien would not, singly or in aggregate, reasonably be expected to result in a Material Adverse Effect;

(xvii) plans of subdivision, site plans, municipal agreements or restrictive covenants affecting the use to which lands may be put, provided that such covenants are complied with and do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of the Borrower and which would not reasonably be expected to result in a Material Adverse Effect;

(xviii) rights and interests created by notice registered by any department of highways or similar authorities with respect to proposed highways and which do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of the Borrower and which would not reasonably be expected to result in a Material Adverse Effect;

(xix) certificates of pending litigation that may be registered against any real property or interests therein of the Borrower in respect of any action or proceeding against the Borrower or in which it is a defendant, but with respect to which action or proceeding no judgment, award or attachment against the Borrower has been granted or made and which the Borrower is defending in good faith and in respect of which the Borrower has posted security satisfactory to the Lender, acting reasonably;

(xx) the granting by the Borrower in the ordinary course of its business of any lease, sub-lease, tenancy or right of occupancy to any person in respect of property owned or leased by the Borrower;

(xxi) deposits of cash or securities in connection with any liens or privileges referred to in paragraphs (iii), (vii) and (xiii) above;

(xxii) Liens which secure Purchase Money Indebtedness, to the extent permitted under Permitted Indebtedness;

(xxiii) Liens created or existing under the Loan Documents; and

(xxiv) any Lien granted by the Borrower with the prior written consent of the Lender.

"**Person**" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"**Prime Rate**" means the floating annual rate of interest posted from time to time by The Toronto-Dominion Bank as its reference rate then in effect for determining rates of

interest on U.S. Dollar commercial loans to customers in Canada, such rate to be adjusted automatically and without the necessity of any notice to the Borrower upon each change to such rate.

"Probable Ore Reserves" means ore reserves for which tonnage and grade are computed partly from specific measurements, partly from either or both sample data or production data, and partly from projections for a reasonable distance on geological evidence, and for which the sites available for inspection, measurement and sampling are too widely or otherwise inappropriately spaced to outline the material completely or to establish its grade throughout.

"Production Payment and Royalty Agreement" means the production payment and royalty agreement dated June 30, 2003 made between the Borrower, the Parent and the Joint Venture Parties.

"Production Payment and Royalty Agreement Acknowledgment" means the reciprocal acknowledgment and agreement dated as of July 2, 2003 between the Lender, the Borrower, AngloGold (Jerritt Canyon) and Meridian, as amended, supplemented, restated or replaced from time to time.

"Proven Ore Reserves" means ore reserves for which tonnage is computed from dimensions revealed in outcrops or trenches or underground workings or drill holes and for which the grade is computed from the results of adequate sampling, and for which the sites for inspection sampling and measurement are so spaced and the geological character so well defined that the size, shape and mineral content are established and for which the computed tonnage and grade are judged to be accurate within stated limits.

"Prudent Engineering and Operating Practices" means at any time the practices, methods and acts commonly engaged in or approved by participants in the gold mining industry that at that time for mining facilities of similar design and construction as the Mine, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known after due inquiry at the time a decision was made, would be expected to accomplish the desired result in a manner consistent with law (including but not limited to Environmental Law), regulation, reliability, safety, environmental protection, economy and expedition. With respect to the Mine, Prudent Engineering and Operating Practices include but are not limited to taking reasonable steps to ensure that:

(i) adequate materials, resources and supplies, including water and fuel, are generally available to meet the Mine's expected needs under normal conditions;

(ii) sufficient operating personnel are available and are adequately experienced and trained to operate the Mine properly and efficiently and are capable of responding to emergency conditions;

(iii) preventive, routine and non-routine maintenance and repairs are performed on a basis common with industry practice and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment and tools;

(iv) appropriate monitoring and testing is done on Mine equipment in accordance with common industry practice; and

(v) operations are not conducted and equipment is not operated in a reckless manner, or in a manner that is unreasonably unsafe to workers, the general public or the environment or without regard to commonly acceptable operational parameters and defined limitations such as pressure, temperature, chemical content of process water, operating voltage, current, frequency, rotational speed, polarity, synchronization or control system limits, etc.

"**Purchase Agreement**" means the asset purchase and sale agreement made among the Vendors, the Borrower, as purchaser, and the Guarantor, dated as of May 30, 2003, as amended to the date hereof.

"**Purchase Money Indebtedness**" means any Debt given, assumed or arising by operation of law, including Capitalized Leases, to provide or secure, or to provide the obligor with funds to pay, the whole or any part of the consideration for the acquisition of property where the principal amount of the Debt is secured only by the property being acquired by the obligor, and includes the renewal or refinancing of any such Debt upon the same property provided that the indebtedness secured and the security thereof are not increased thereby.

"**Qualified Person**" means Pincock Allen & Holt and such other qualified person under National Instrument 43-101 adopted by the Canadian Securities Administrators, from time to time, appointed by the Lender, in replacement thereof.

"**Reconciliation Reserve Report**" shall have the meaning specified in section 5.4(f)(ii).

"**Reserve Report**" means, with respect to the Mine, a reserve report prepared by the Borrower, certified by the Borrower's mining engineers or geologists and by a Senior Officer of the Borrower and reviewed and approved by the Qualified Person, setting forth (i) an engineering estimate, by tons and grade, of Proven Ore Reserves, Probable Ore Reserves and Mineable Ore Reserves, (ii) stating, in the case of Mineable Ore Reserves, the cut-off grade upon which such estimate is based, (iii) the estimated economic life of the Mine, and (iv) such additional information concerning the Mineable Ore Reserves and related matters as the Lender may reasonably request.

"**Resources**" means a block of mineralized material for which sufficient data are available from drill information to determine tonnage and grade of the block but for which the economics of mining have not been determined.

"**Sale-Leaseback**" means an arrangement under which title to any property or an interest therein is transferred by or on the direction of a person ("X") to another person which

leases or otherwise grants the right to use such property, asset or interest (or other property, which X intends to use for the same or a similar purpose) to X (or nominee of X), whether or not in connection therewith X also acquires a right or is subject to an obligation to acquire the property, asset or interest, and regardless of the accounting treatment of such arrangement.

"**Security Documents**" means each of the documents listed in Schedule 1.1(b) attached hereto (including without limitation, the Parent Guarantee), each as may be amended, restated, supplemented or replaced from time to time, together with all other security documents provided to the Lender from time to time to secure the obligations of the Borrower to the Lender hereunder.

"**Senior Officer**" of the Borrower means any of the following officers: President, Chief Executive Officer, Chief Financial Officer and Vice-President.

"**Solvent**" and "**Solvency**" mean, with respect to any Person on a particular date, that on such date (a) the market value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) such Person is able to satisfy its liabilities as they become due, and (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"**Subsequent Acquisition**" means, with respect to any Person, any purchase or other acquisition by such Person, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an Equity Interest in, such other Person so that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or substantially all of the property of any other Person, or (b) any division, business, operation or undertaking of any other Person or of all or substantially all of the property of any division, business, operation or undertaking of any other Person. For greater certainty, a Subsequent Acquisition does not include the Acquisition.

"**Subsidiary**" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) (a) a Voting Interest having an ordinary voting power to elect a majority of the board of directors of such Person (or other persons having similar functions), (b) other ownership or participating interests of which ordinarily constitute a majority voting interest, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

"**Sustaining Capital Expenditures**" means Capital Expenditures incurred in the ordinary course of business required for replacements, repairs and maintenance of satisfactory health, safety and operating conditions essential to the Mine.

"**Taxes**" has the meaning set forth in section 2.10(a).

"**Term Loan**" means the loan, in the principal amount of $20,000,000 at the date hereof, made by the Lender in accordance with this Agreement.

"**Total Loss**" means any loss (actual or constructive) of all or substantially all of the assets of the Borrower, the Guarantor or the Mine or any seizure, compulsory disposition, condemnation, expropriation or nationalization of all or substantially all of the assets of the Borrower, the Guarantor or the Mine.

"**Transaction Documents**" means the documents relating to the Purchase Agreement, the Transition Services Agreement, the Oxygen Note, the Loan Documents, Hedge Guarantee and the Production Payment and Royalty Agreement, together with all other documents contemplated therein or ancillary thereto.

"**Transition Services Agreement**" means the agreement dated June 30, 2003 relating to the provision of transitional services by the Vendors to the Borrower in respect of the Mine, as the same may be amended, restated, supplemented or replaced from time to time.

"**U.S. Dollars**" and "**U.S.$**" and the sign "**$**" each means lawful money of the United States of America.

"**Vendors**" means the Joint Venture Parties and AngloGold Meridian Jerritt Canyon Joint Venture.

"**Voting Interests**" means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

"**Warrant Agreement**" means the warrant agreement and two warrant certificates dated as of the date hereof made between the Guarantor and the Lender, as amended, supplemented, restated or replaced from time to time, relating to the grant of 39,000,000 share purchase warrants of the Guarantor.

1.2. **Computation of Time Periods; Other Definitional Provisions**

In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word "**from**" means "**from and including**" and the words "**to**" and "**until**" each mean "**to but excluding**". References in the Loan Documents to any agreement or contract "**as amended**" shall mean and be a reference to

such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. When used in the context of a general statement followed by a reference to one or more specific items or matters, the term "**including**" shall mean "**including, without limitation**", and the term "**includes**" shall mean "**includes, without limitation**".

1.3. <u>Accounting Terms</u>

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles in Canada, as in effect from time to time, applied on a basis consistent (except for changes concurred in by the applicable parties' independent public or chartered accountants) with the most recent audited consolidated financial statements of the Borrower delivered to the Lender ("**GAAP**"). If there is a change in GAAP after the date of this Agreement affecting in any material respect the calculation of any financial covenant contained herein, then such financial covenant shall be determined in accordance with GAAP in effect as at the date of this Agreement. In such event, the audited consolidated financial statements of the Borrower shall be prepared in accordance with GAAP in effect on the date of such audited consolidated financial statements, and the Borrower shall concurrently deliver to the Lender a reconciliation prepared by its auditor in form and substance satisfactory to the Lender showing all adjustments made to such audited consolidated financial statements in order to determine compliance with such financial covenants on the basis of GAAP in effect on the date of this Agreement.

1.4. **<u>Gender and Number</u>**

Words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5. **<u>Invalidity, etc.</u>**

Each of the provisions contained in any Loan Document is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision of such Loan Document or of any other Loan Document. Without limiting the generality of the foregoing, if any amounts on account of interest or fees or otherwise payable by the Borrower to the Lender hereunder exceeds the maximum amount recoverable under Applicable Law, the amounts so payable hereunder shall be reduced to the maximum amount recoverable under Applicable Law.

1.6. **<u>Headings, etc.</u>**

The division of a Loan Document into articles, sections and clauses, the inclusion of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of such Loan Document.

1.7. **References**

Except as otherwise specifically provided, reference in any Loan Document to any enactment, including without limitation, any statute, law, by-law, regulation, ordinance or order, shall be deemed to include references to such enactment as re-enacted, amended or extended from time to time.

1.8. **Interest Act**

For purposes of the *Interest Act* (Canada), where in any Loan Document (i) a rate of interest is to be calculated on the basis of a year of 360 days, the yearly rate of interest to which the 360 day rate is equivalent is such rate multiplied by the number of days in the year for which such calculation is made and divided by 360, or (ii) an annual rate of interest is to be calculated during a leap year, the yearly rate of interest to which such rate is equivalent is such rate multiplied by 366 and divided by 365.

1.9. **This Agreement to Govern**

If there is any inconsistency between the terms of this Agreement and the terms of any other Loan Document, the provisions hereof shall prevail to the extent of the inconsistency, but the foregoing shall not apply to limit or restrict in any way the rights and remedies of the Lender under the terms of any other Loan Document.

1.10. **Actions on Days Other Than Business Days**

Except as otherwise specifically provided herein, where any payment is required to be made or any other action is required to be taken on a particular day and such day is not a Business Day and, as a result, such payment cannot be made or action cannot be taken on such day, then this Agreement shall be deemed to provide that such payment shall be made or such action shall be taken on the first Business Day after such day. If the payment of any amount is deferred for any period under this section 1.10, then such period shall, unless otherwise provided herein, be included for purposes of the computation of any interest or fees payable hereunder.

1.11. **Incorporation of Schedules**

The following schedules annexed hereto shall, for all purposes hereof, form part of this Agreement:

Schedule 1.1(a)	-	Notice of Borrowing
Schedule 1.1(b)	-	Security Documents
Schedule 2.4	-	Repayment Schedule
Schedule 4.1(f)	-	Acquisition Closing Agenda
Schedule 4.1(g)	-	Material Agreements
Schedule 4.1(i)	-	Default under Transaction Documents
Schedule 4.1(j)	-	Permits
Schedule 4.1(l)	-	Litigation
Schedule 4.1(o)	-	Unpatented Title

Schedule 4.1(p)	-	Intellectual Property
Schedule 4.1(r)	-	Expenses
Schedule 4.1(t)	-	Annual Budget and Business Plan
Schedule 4.1(bb)	-	Employment/Labour Matters
Schedule 4.1(cc)	-	Benefit Plans
Schedule 4.1(dd)	-	Environmental Matters
Schedule 4.1(ff)	-	Debt
Schedule 4.1(hh)	-	Capital Leases
Schedule 4.1(ii)	-	Liens
Schedule 4.1(jj)	-	Insurance Policies
Schedule 4.1(ll)	-	Location of Assets
Schedule 4.1(mm)	-	No Waiting Periods
Schedule 4.1(nn)	-	Related Party Transactions
Schedule 4.1(pp)	-	Bank Accounts
Schedule 5.1(s)	-	Use of Proceeds
Schedule 5.2(dd)	-	Allocated Overheads
Schedule 9.9(b)	-	Assignment and Assumption Agreement

ARTICLE 2.
TERM

2.1. Loan

(a) Subject to the terms and conditions of this Agreement, the Lender agrees to make available a term loan to the Borrower on the Closing Date in the amount of U.S.$20,000,000 and to enter into the Hedge Guarantee.

(b) The Borrower agrees that all amounts paid by the Lender under the Hedge Guarantee shall be added to the Loan Obligations on the date on which such amounts are paid by the Lender. The Lender agrees to provide the Borrower with written notice setting out the amounts paid under the Hedge Guarantee and the date on which such amounts were paid, within five Business Days thereafter.

2.2. Purpose

The Term Loan shall be used by the Borrower for the purpose of funding the use of proceeds contemplated in section 5.1(s).

2.3. Non-Revolving Nature

Any amount not borrowed on the Closing Date and any reduction of the Term Loan as contemplated herein shall be deemed to be a permanent reduction of the Term Loan.

2.4. **Repayment of Loan Obligations**

The Borrower shall repay the Loan Obligations quarterly in arrears, the greater of: (i) the amount to be paid in accordance with Schedule 2.4 attached hereto; or (ii) the amount to be paid in accordance with section 8.7(c) and all remaining principal, accrued and unpaid interest and other amounts owing hereunder shall be repaid in full on the Maturity Date.

2.5. **Prepayments**

(a) *Optional.* The Borrower may from time to time, upon at least five Business Days notice to the Lender stating the proposed date of the prepayment, prepay the outstanding aggregate principal amount of the Term Loan, in whole or in part, together with accrued interest and other amounts owing under the Loan Documents to the date of such prepayment, provided such prepayment is in the minimum amount of U.S.$500,000 and in an integral multiple of U.S.$100,000 (other than a prepayment of all amounts outstanding hereunder)

(b) *Mandatory.* All mandatory prepayments will be made under Article 8 and shall be made without premium or penalty and shall be made together with accrued interest and other amounts owing under the Loan Documents to the date of such prepayment on the principal amount prepaid in inverse order of maturity.

2.6. **Interest**

(a) *Scheduled Interest.* The Loan Obligations shall bear interest on the outstanding principal amount thereof from the date the Term Loan is made or any payments are made by the Lender under the Hedge Guarantee, as the case may be, until such principal amount shall be paid in full, at a rate per annum equal to the sum of the Prime Rate plus the Applicable Margin (the "**Interest Rate**"). Interest shall be paid in arrears quarterly on the last Business Day of each March, June, September and December, commencing in September, 2003, until the earlier of: (i) the Maturity Date; and (ii) the date that the Loan Obligations are repaid in full.

(b) *Default Interest.* Upon the occurrence and during the continuance of a Default in the payment of any amount then due and owing, the Borrower shall, to the fullest extent permitted by Applicable Law, pay interest on any portion of the Loan Obligations, whether such portion consists of principal, interest, fee or other amount, that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the Interest Rate.

2.7. **Set-up Fee**

The Borrower shall pay to the Lender on or before the Closing Date a set-up fee of U.S.$600,000.

2.8. Increased Costs

If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation on or after the date hereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law but binding on the Lender) on or after the date hereof, there shall be (A) any increase in the cost to the Lender of agreeing to make or of making, funding or maintaining the Term Loan or the Hedge Guarantee, or (B) any increase in the cost to the Lender of agreeing to perform or of performing its obligations under this Agreement (excluding, for purposes of this section 2.8, any such increased costs resulting from (x) Taxes or Other Taxes (as to which section 2.10 shall govern) or (y) changes in capital, net worth, doing business or franchise fees or by the jurisdiction or state or province under the laws of which the Lender is organized or has its Lending Office or any political subdivision thereof), then the Borrower shall, within 30 days of request by the Lender (with a copy of such request accompanied by a certificate of the Lender stating that the Lender is entitled to claim an amount under this section 2.8 in accordance with the terms hereof, setting forth the amount necessary to compensate the Lender, an explanation of the circumstances giving rise to the request of compensation and a description of the methodology used by the Lender calculating such amounts), pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost whether as a lump sum(s) or as an increase in the Applicable Margin, as appropriate. If the Lender is not able to obviate its requirement for compensation under this section 2.8, the Borrower shall have the right to obligate the Lender within 60 days to assign its rights and obligations under this Agreement and the other Loan Documents to another Person chosen by the Borrower and provided that all principal, interest and other amounts owing hereunder are paid in full to the Lender, and all of the Lender's out-of-pocket expenses are reimbursed for such assignment, if such assignment would allow the Borrower, either at that time or in the future, to avoid having to pay such amounts. Such assignment shall be made without recourse to, warranty by (except as to title) or expense to the Lender except with respect to past acts of the Lender. Any assignment hereunder shall be made by the Lender in accordance with the terms and requirements of this Agreement. No claim for compensation may be made by the Lender under this section 2.8 unless the Lender is claiming such compensation generally from its customers against whom it is entitled to make such claim. The above-referenced certificate as to the amount of such increased cost, submitted to the Borrower by the Lender, shall be *prima facie* evidence of the amount of compensation required to be paid hereunder by the Borrower to the Lender.

2.9. Payments and Computations

(a) The Borrower shall make each payment hereunder without any right of counterclaim or set-off, not later than 12:00 noon (Toronto time) on the day when due in U.S. Dollars to the Lender in same day funds, with payments being received by the Lender after such time being deemed to have been received on the next succeeding Business Day. Upon its acceptance of an Assignment and Acceptance, from and after the effective date of such Assignment and Acceptance, the Lender shall make all payments hereunder in respect of the interest assigned thereby to the Lender's assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Except as otherwise specifically set forth in this Agreement, all computations of interest and fees shall be made by the Lender on the basis of a year of 360 days, as applicable, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Lender of an interest rate or fee hereunder shall be *prima facie* evidence of such amount owing by the Borrower.

(c) If the Lender receives funds for application to the Loan Obligations under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied and the Borrower does not specify the manner in which such funds are to be applied, payments will be made in the following order of priority: first, to pay any fees and expenses or other amounts owing to the Lender, except interest or principal; second, to pay any overdue interest; third, to pay interest then owing; fourth, to pay overdue principal owing; and fifth, to pay principal then owing.

2.10. Taxes

(a) Any and all payments by the Borrower hereunder to or for the account of the Lender shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, *excluding* taxes measured by or imposed upon the overall net income of the Lender or any Lender or its Lending Office, or any branch or affiliate of either, and all franchise taxes, branch taxes, taxes on doing business or taxes measured by or imposed upon the overall capital or net worth of the Lender or its Lending Office, or any branch or affiliate of either, in each case imposed: (i) by the jurisdiction under the laws of which the Lender, Lending Office, branch or affiliate (as the case may be) is organized, or in which the principal executive office of the Lender is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and the Lender, Lending Office, branch or affiliate, other than, in the case of either clause (i) or (ii), a connection arising solely from the Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Loan Document (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "**Taxes**"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (i) the sum payable by the Borrower shall be increased so that after the Borrower and the Lender have made all required deductions (including deductions applicable to additional sums payable under this section 2.10) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement and the Security Documents other than excluded taxes, charges, imposts or levies pursuant to section 2.10(a) (hereinafter referred to as "**Other Taxes**").

(c) The Borrower shall indemnify the Lender for and hold it harmless against the full amount of Taxes and Other Taxes imposed on or paid by the Lender and any liability (including penalties, additions to tax, interest and expenses that are not the fault the Lender) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date the Lender makes a written request therefor accompanied by a certificate of the Lender stating that the Lender is entitled to claim an amount under this section 2.10 in accordance with the terms thereof, setting forth the amount necessary to compensate the Lender, an explanation of the circumstances giving rise to the request for compensation and a description of the methodology used by the Lender calculating such amounts.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Lender, at its address referred to in section 9.2, the original or a certified copy of a receipt evidencing such payment.

(e) The Lender shall use its best efforts, at the Borrower's cost, to comply with any certification, identification or information requirement if: (i) such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in rate of, deduction or withholding of any Taxes or Other Taxes for which the Borrower is required to pay additional amounts under this section 2.10; and (ii) at least 30 days prior to the first payment date with respect to which the Borrower shall apply this section 2.10(e), (A) the Borrower shall have notified the Lender in writing that the Lender will be required to comply with such requirement, and (B) the Borrower shall have provided the Lender with any applicable forms or certificates and official instructions thereto, if any (including any substitute or other form or certificate); except if doing so would be in breach of any law or instrument to which the Lender is a party or by which it is bound.

(f) The Lender shall use all reasonable efforts to obtain tax refunds, exemptions, and/or credits in respect of any Taxes or Other Taxes in respect of which the Borrower is required to pay additional amounts under sections 2.10(a) and (b), including filing a tax return to claim a refund of any deducted or withheld amounts. If, following the deduction or withholding relating to Taxes or Other Taxes, the Lender shall receive or be granted in respect of such deduction or withholding a refund of, credit against or relief or remission in respect of such Taxes or Other Taxes, the Lender shall reimburse the Borrower in respect of the amounts paid by them with such amount of the refund, credit, relief or remission as will leave the Lender (after such reimbursement) in no more and no less favourable position than it would have been in had there been no such deduction or withholding of Taxes or Other Taxes from the payment made by the Borrower. The determination of such refund, credit, relief or remission shall be made by the Lender in good faith and such determination shall be final absent manifest error.

ARTICLE 3.
SECURITY

3.1. Security

As continuing security for the due payment of the Loan Obligations, including the principal of, and interest (including interest on amounts in default) on, the Term Loan, all other

amounts from time to time owing pursuant to the terms of this Agreement and the other Loan Documents, and any amounts payable by the Borrower to the Lender as damages, liquidated or otherwise, as a result of the Borrower defaulting on its Loan Obligations, and to secure the due performance by the Borrower of all of its Loan Obligations hereunder, the Borrower shall deliver or cause to be delivered to the Lender, the Security Documents.

3.2. **Further Assurances**

The Borrower shall, forthwith, and from time to time, execute and do or cause to be executed and done all deeds, documents and things that, in the opinion of the Lender's Counsel, acting reasonably, are necessary or advisable for giving the Lender (so far as may be possible under Applicable Law) a valid Lien (subject to Permitted Liens) of the nature specified in the Security Documents upon the Collateral to secure the payment and performance of the Borrower's Loan Obligations.

3.3. **Registration**

The Borrower shall record, file, enter or register, or cause to be recorded, filed, entered or registered, the Security Documents, all documents supplemental thereto, and all other instruments of further assurance (including financing statements) without delay under the provisions of those statutes providing for the recording, filing or registration of Liens in any jurisdiction in which the Collateral is situated and in which in the opinion of the Lender, acting reasonably, such recording, filing, entry or registering is necessary or advisable to establish, perfect, preserve and protect the Liens created thereby and preserve and protect the rights of the Lender under the Loan Documents. The Borrower shall renew, or cause to be renewed, such recordings, filings or registrations from time to time as and when required to keep them in full force and effect. The Lender shall not be responsible for any failure by the Borrower to effect any recording, filing or registration provided for herein or any renewal thereof unless such failure is due to the gross negligence, willful misconduct, fraud or deceit of the Lender or any of its respective officers, directors or employees or a breach by any of the foregoing of any of their respective obligations under this Agreement or any other Loan Document.

3.4. **Priority**

Any reference to Permitted Liens contained in this Agreement or in the Security Documents in and of itself shall not expressly or by implication result in any Permitted Lien ranking ahead of the Liens created pursuant to the Security Documents.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

4.1. **Representations and Warranties of the Borrower**

The Borrower represents and warrants to the Lender as follows, provided that the representations and warranties in sections 4.1(e), 4.1(j), 4.1(m), 4.1(n), 4.1(o), 4.1(cc), and 4.1(hh) will be deemed to have been made immediately upon the completion of the Acquisition:

(a) *Corporate Status.* The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and to enter into and perform its obligations under the Transaction Documents.

(b) *Subsidiaries.* As of the date hereof, there are no Subsidiaries of the Borrower.

(c) *No Conflicting Agreements.* The execution, delivery and performance by the Borrower of each Transaction Document, and the consummation of the transactions contemplated by the Transaction Documents, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower's constating documents or bylaws or any shareholders' agreement relating to it, (ii) violate any Applicable Law, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, including any Material Agreement, binding on or affecting the Borrower or any of its properties which would individually or in the aggregate have a Material Adverse Effect, or (iv) except for the Liens created under the Loan Documents, the Oxygen Note and the Production Payment and Royalty Agreement, if any, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries. The Borrower is not in violation of any Applicable Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument including any Material Agreement.

(d) *No Immunity.* The Borrower has no immunity (i) from contractual or tortious liability in its respective jurisdiction of incorporation and each of the jurisdictions in which it owns or leases property or in which it conducts its business, or (ii) in respect of its liabilities and obligations under the Transaction Documents and the Material Agreements in such jurisdictions.

(e) *No Authorization and Approval.* No authorization or approval or other action by, and no notice to or filing with, any Governmental or Regulatory Entity or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by the Borrower of any Transaction Document, or for the consummation of the transactions contemplated by the Transaction Documents, (ii) the grant by the Borrower of the Liens granted by it pursuant to the Loan Documents, (iii) the perfection or maintenance of the Liens created under the Loan Documents (including the first priority nature thereof, subject to Permitted Liens) or (iv) the exercise by the Lender of any of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, except for the procedural filings required to be made in the State of Nevada and various federal agencies to enforce the Lender's rights and remedies, and except as listed on Schedule 4.1(j) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect (or, in the case of filings, have been prepared and are available for filing).

(f) *Transaction Documents.* (i) This Agreement has been, and each other Transaction Document (when delivered hereunder) will be, duly executed and delivered by the Borrower. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower by the other parties thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) there are no agreements, whether written or oral, or documents related to the Acquisition other than those listed in the closing agenda attached as Schedule 4.1(f). True and complete copies of all such documents have been provided to the Lender by or on behalf of the Borrower.

(g) *Material Agreements.* Schedule 4.1(g) hereto contains a true and complete list of all Material Agreements, including a description of the nature of each Material Agreement. Correct and complete copies of all Material Agreements set out in Schedule 4.1(g) and all related documents, or, where oral, correct and complete written summaries of their terms, have been provided to the Lender. Each said Material Agreement is in good standing and in full force and effect. Except as set out in Schedule 4.1(g), the Borrower is not in material breach nor, to the knowledge of the Borrower, is any other party thereto in material breach of any of the terms or conditions contained therein.

(h) *No Governmental Defaults.* The Borrower is not (i) in violation of any Applicable Law, ordinance, franchise, governmental rule or regulation to which it is subject; (ii) in default under or has not failed to obtain any Governmental Approval necessary for the ownership of its property or to the conduct of its business; except where such violation, default or failure to obtain would not reasonably be expected to have a Material Adverse Effect.

(i) *No Transaction Document Defaults.* (A) The Borrower is not in default or breach of any Transaction Documents, and there exists no state of facts which, after notice or the passage of time or both, would constitute such a default or breach; and (B) to the actual knowledge of the Senior Officers of the Borrower after due inquiry within the Borrower, no other party to any of the Transaction Documents is in default or breach thereto, and other than as set forth in Schedule 4.1(i), to the actual knowledge of the Senior Officers of the Borrower there exists no state of facts which after notice or the passage of time or both, would constitute in and of itself such a default or breach; other than in the case of (A) and (B), those defaults or breaches which have been disclosed in writing and previously consented to in writing by the Lender which defaults would not reasonably be expected to have a Material Adverse Effect.

(j) ***Permits.*** All material permits related to the Mine Business owned by the Vendors have been validly assigned by the Vendors to the Borrower, or, with respect to any material permits which have not been so assigned, the Borrower has obtained or made application for similar permits which are, or are expected to be issued as a matter of right to the Borrower in due course, in full force and effect. The Borrower holds or has made application for all permits, licences, approvals, consents, authorizations, registrations, certificates or franchises, including all Environmental Permits, which are required, or which it is required to have, to operate the Mine Business as currently conducted (collectively, the "**Permits**"). All Permits are listed in

Schedule 4.1(j) (including any applicable expiry dates) and are in full force and effect. Except as set out in Schedule 4.1(j), the Borrower is in compliance in all material respects with all the terms and conditions relating to the Permits; and there are no proceedings, as defined in section 4.1(l), in progress, pending or threatened which may result in revocation, cancellation, suspension, rescission or any adverse modification to any of the Permits. Except as set out in Schedule 4.1(j), there are no facts upon which any such proceedings could reasonably be based. For greater certainty, the operating permit is sufficient to operate the mine in accordance with the Business Plan until the Maturity Date without further approvals or renewals.

(k) *No Default.* No Default or Event of Default has occurred and is continuing.

(l) *Litigation and Other Proceedings.* Except as set out in Schedule 4.1(l), there is no court, administrative, regulatory or similar proceeding, including any Environmental Action (whether civil, quasi-criminal, or criminal); arbitration or other dispute settlement procedure; to the knowledge of the Borrower, any investigation or enquiry by any Governmental or Regulatory Entity; or any similar matter or proceeding (collectively "**proceedings**") against or involving the Borrower or any Benefit Plan (whether in progress or threatened) which, if determined adversely to the Borrower would result in a Material Adverse Effect; no event has occurred which might give rise to any proceedings and there is no judgment, decree, injunction, rule, award or order of any Governmental or Regulatory Entity outstanding against the Borrower which has or may have a material adverse affect on its business, financial condition or prospects.

(m) *Title to Borrower Collateral.* The Borrower has good and, to the extent applicable, marketable title to the Borrower Collateral, free and clear of all Liens other than Permitted Liens, and owns or has the rights to use all technology necessary to operate the Mine, without any known conflict with the rights of others.

(n) *Fee Title.* The Borrower holds and owns good and marketable title in fee simple to the fee lands and patented mining claims which constitute part of the Mine, and has all right, full power and lawful authority to mortgage and pledge the Mine.

(o) *Unpatented Title.* Regarding the unpatented mining claims which constitute all or a portion of the Mine except as set out in Schedule 4.1(o), that: (i) the claims were properly located in accordance with Applicable Law; (ii) all assessment work requirements for the claims have been performed and all filings and recordings of proof of performance have been made properly and all Federal annual unpatented mining claim maintenance and rental fees have been paid properly and timely; (iii) the claims are in good standing and the Borrower has good title to and owns the entire undivided legal and equitable interest in the claims, subject to the paramount title of the United States and other matters of title disclosed in this Agreement; (iv) the Borrower has good right and full power to lease and to convey the interests described in this Agreement; and (v) the claims are free and clear of all Liens, production royalties and security interests, except as otherwise provided in this Agreement.

(p) *Intellectual Property.* To the Borrower's knowledge, the Borrower owns or possesses adequate licenses or other rights to use all material intellectual property, including but not limited to patents, patent applications, trademarks, service marks, trade names, copyrights,

computer software and know-how necessary to operate the Mine as currently operated (the "**Intellectual Property**") (and the Borrower has not received any notice of infringement of a conflict with, or know or have known of such infringement of or conflict with), asserted rights of others with respect to the Borrower's use of material Intellectual Property, except as set forth in Schedule 4.1(p). To the Borrower's knowledge, the Borrower is not, nor will it be as a result of the execution and delivery of the Loan Documents and the completion of the transactions contemplated therein, in breach in any material respect of any license or other agreement relating to Intellectual Property.

(q) *Mineable Ore Reserves.* As of December 25, 2002, there were at the Mine (i) 250,474 ounces of Proven Ore Reserves and (ii) 330,439 ounces of Probable Ore Reserves.

(r) *Expenses.* Set forth as Schedule 4.1(r) attached hereto is a complete and accurate list of the financial statements of the Mine for the Fiscal Year ending 2002.

(s) *Pro Forma Financial Statements.* The pro-forma financial statements of the Borrower delivered to the Lender have been prepared in accordance with GAAP and present fairly, completely and accurately its assets and liabilities (whether accrued, absolute, contingent or otherwise) and financial condition as if the Acquisition had been completed as at the date hereof.

(t) *Annual Budgets and Business Plan.* The forecasted balance sheets, statements of income and statements of cash flows, the Annual Budgets and Business Plan of the Borrower delivered to the Lender prior to the date hereof and listed on Schedule 4.1(t) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrower to be reasonable in light of the conditions existing at the time of delivery of such forecasts.

(u) *Books and Records.* The records and books of account of the Borrower are correct and complete in all material respects and have been maintained in accordance with customary business practices. Other than as provided to the Lender, there are no minute books of the Borrower and no records of any meetings or resolutions of the shareholders of the Borrower or the Board (including committees).

(v) *Information Furnished by Borrower.* As of the date hereof none of the information, exhibits or reports furnished by or on behalf of the Borrower in writing to the Lender in connection with the negotiation of the Loan Documents, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, taken as a whole and in light of the circumstances under which they were made, not misleading. It is understood that no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, exhibit, reports or certificates, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, such forecasts, estimates, pro forma information, projections and statements were based on good faith assumptions of the management of the Borrower. Such forecasts, estimates, pro forma

information and statements, and the assumptions on which they were based, may or may not prove to be correct.

(w) ***Sufficiency of Assets and Agreements.*** The assets purchased under the Purchase Agreement together with the Material Agreements and the Transition Documents are sufficient to carry on the Mine Business, consistent with past practice.

(x) ***Security.*** Upon execution and delivery thereof by the parties thereto, the Security Documents will be effective to create (to the extent described therein) in favour of the Lender, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). When the actions necessary to perfect and protect such security interests have been duly taken, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected first Lien (subject to Permitted Liens which by their terms may rank in priority to the Lender's Liens) on, and security interest in, all right, title and interest of each debtor thereto in the Collateral described therein with respect to such debtor.

(y) ***No Corrupt Practices.*** The Borrower has not made and has not caused or authorized to be made, in connection with (i) the Transaction Documents or the transactions contemplated herein and therein, (ii) the Acquisition, (iii) the operation and maintenance of the Mine, (iv) the Material Agreements, and (v) the obtaining, negotiating, execution or securing of any approval or authorization necessary for any of the business transactions involving the Mine and/or the Borrower, any payments, loans or gifts or promises or offers of payment, loans or gifts of any money or anything of value, directly or indirectly, in a manner that violates the *Foreign Corrupt Practices Act*.

(z) ***Solvency.*** The Borrower is Solvent. The minimum U.S.$15,000,000 offering and sale by the Guarantor of units comprised of common share purchase warrants and common shares in the capital of the Guarantor (the "**Equity Offering**") and the Term Loan collectively comprise sufficient current funds to complete the Acquisition and operate the Mine Business as a going concern.

(aa) ***Capital Stock.*** The Guarantor is the legal and beneficial holder of all of the issued and outstanding shares in the capital of the Borrower free and clear of any rights or claims of others.

(bb) ***Employment/Labour Matters.*** The Borrower is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours and pensions. Neither the Borrower, nor any Person for whom the Borrower is or may be responsible by law or contract, is a party to any collective bargaining agreement with any labour organization with respect to persons performing services at the Mine. With respect to the Borrower, other than as set out on Schedule 4.1(bb) attached hereto, which would not, in each case, have a Material Adverse Effect: (i) there has not occurred, nor, to the knowledge of the Borrower, has there been threatened, a labour strike, request for representation,

attempt to organize or establish any labour union or employee association, work stoppage or lockout; (ii) no charges are pending before any Governmental or Regulatory Entity responsible for the prevention of unlawful employment practices; (iii) no claim relating to employment or loss of employment with the Borrower is pending or, to the knowledge of the Borrower, threatened; and (iv) the Borrower has no knowledge of the intent of any Governmental or Regulatory Entity responsible for the enforcement of labour or employment regulations to conduct an investigation of or relating to the Borrower, and no such investigation is in progress.

(cc) ***Benefit Plans.***

(i) Schedule 4.1(cc) contains a list of all "employee pension benefit plans" (as defined in section 3(2) of ERISA), "employee welfare benefit plans" (as defined in section 3(1) of ERISA), "employee benefit plans" (as defined in section 3(3) of ERISA), and all other material benefit plans maintained, or contributed to, by the Borrower for the benefit of any current or former employees, officers, or directors of the Mine (collectively, the "**Benefit Plans**"). The Borrower has made available to the Lender true, complete, and correct copies of each such Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof). Each Benefit Plan has been administered in accordance with its terms in all material respects. The Benefit Plans have been operated in material compliance with applicable provisions of Applicable Law, including ERISA and the Code. All contributions required to be made under the terms of each Benefit Plan have been timely made.

(ii) With respect to each Benefit Plan, the Borrower has delivered to the Lender true, correct and complete copies of the following documents: (i) the most recent Forms 5500 and any financial statements attached thereto and those for the prior three years; (ii) the last IRS determination letter; and (iii) the most recent summary plan description.

(iii) Each Benefit Plan that is intended to be qualified under section 401(a) of the Code is designated as such on Schedule 4.1(cc), and is so qualified and has been so qualified during the period since its adoption; each trust created under any such Benefit Plan is exempt from tax under section 501(a) of the Code and has been so exempt since its creation.

(iv) The consummation of the transactions contemplated by the Loan Documents would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Closing Date) reasonably be expected to (i) entitle any current or former employee, consultant, or director of the Mine to any payment (including severance pay, change of control payments, or similar compensation), or (ii) result in any material increase in benefits under any Benefit Plan.

(dd) *Environmental Matters.*

(i) Except as otherwise set forth on Part I of Schedule 4.1(dd) hereto, the operations and properties of the Mine and the Borrower comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and, to the knowledge of the Borrower no circumstances exist that would be reasonably expected to (A) form the basis of an Environmental Action against the Borrower or any of its properties that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (B) cause the Mine to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ii) Except as otherwise set forth on Part II of Schedule 4.1(dd) hereto and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except in material compliance with Environmental Laws, (a) there are no and, to the knowledge of the Borrower, never have been, any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Substance are being or have been treated, stored or disposed of at the Mine or any property currently owned or operated by the Borrower or, to the best of its knowledge after due inquiry within the Borrower, on any property formerly owned or operated by the Borrower; (b) there is no asbestos or asbestos-containing material at the Mine or on any property currently owned or operated by the Borrower; (c) Hazardous Substance have not been released, discharged or disposed of at the Mine or on any property currently or (to the best of its knowledge) formerly owned or operated by the Borrower; (d) none of the property to which the Borrower has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substance, is listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") on CERCLA (as referred to in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up; and (e) no environmental lien exists with respect to the Mine or any property currently owned or operated by the Borrower.

(iii) Except as otherwise set forth on Part III of Schedule 4.1(dd) hereto, and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (a) the Borrower is not undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or

remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Substances at any site, location or operation involved in the Mine, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and (b) all Hazardous Substances generated, used, treated, handled or stored at, or transported to or from, any property involved in the Mine currently or (to the best of its knowledge) formerly owned or operated by the Borrower has been disposed of in a manner not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

(iv) The Borrower is not aware of any material environmental information, whether or not such information is required to be reported to any Governmental or Regulatory Entity, that has not been disclosed to the Lender.

(ee) *Taxes.*

(i) The Borrower has paid or made adequate provision for the payment of all Taxes levied on it or on its property, assets or income which are due and payable, including interest and penalties, or has accrued such amounts in its financial statements for the payment of such Taxes which are not delinquent or if delinquent are being contested in good faith and by appropriate proceedings.

(ii) The Borrower has withheld and collected all Taxes required to be withheld and collected by it and, where required, remitted such Taxes to the appropriate Governmental or Regulatory Entity, and have duly and timely filed in proper form all federal, provincial, state and other income, franchise, sales and other tax returns and related reports required to be filed.

(iii) There is no action, suit, proceeding, investigation, audit or claim now pending or threatened by any Governmental or Regulatory Entity regarding any Taxes nor has the Borrower, agreed to waive or extend any statute of limitations with respect to the payment or collection of Taxes; and the Borrower has not incurred any material Tax liability as a result of the implementation and completion of the Acquisition.

(ff) *Debt.* Set forth on Schedule 4.1(ff) attached hereto is (as of the date hereof) a complete and accurate list of all Debt of the Borrower showing, as of the date hereof, the obligee and the principal amount outstanding thereunder.

(gg) *Oxygen Note.* The total indebtedness outstanding under the Oxygen Note (including interest), as of the date hereof, is U.S.$2,000,000.

(hh) *Capital Leases.* Set forth on Schedule 4.1(hh) attached hereto is a complete and accurate list of the total indebtedness outstanding under the Capital Leases (including interest), as of the date hereof.

(ii) *Liens.* Set forth on Schedule 4.1(ii) attached hereto is (as of the date hereof) a complete and accurate list of all Liens on the property or assets of the Borrower showing as of the date hereof the lienholder, the principal amount of the obligations secured thereby, the property or assets of the Borrower subject thereto, and whether such Lien is a Permitted Lien.

(jj) *Insurance Policies.* Set forth on Schedule 4.1(jj) attached hereto is a complete and accurate list of all insurance policies held by the Borrower. All such insurance policies are in full force and effect and all premiums with respect thereto have been paid (to the extent due and payable). The Borrower is not in default with respect to any of the provisions contained under any such insurance policy nor has the Borrower failed to give any notice or present any claims under any such insurance policy in a due and timely fashion. The Borrower is not aware of any reason prohibiting the renewal of such insurance policies. No such insurance policy is subject to any Lien other than a Permitted Lien.

(kk) *Guarantees.* No Guarantees have been granted, or Financial Assistance provided, by the Borrower.

(ll) *Location of Assets.* Set forth in Schedule 4.1(ll) attached hereto is a complete list of each of the jurisdictions in which any of the property, assets and undertaking (including intangibles and bank and other investment accounts) of the Borrower is located. Also set forth on Schedule 4.1(ll) is (i) a description of each bank and other investment account of the Borrower and (ii) a description of all of the real property owned or leased by the Borrower.

(mm) *No Waiting Periods.* Except as described in Schedule 4.1(mm), there are no applicable waiting periods of any kind in connection with any of the transactions contemplated by the Transaction Documents which have not expired, other than the hold periods referred to in the Warrant agreements.

(nn) *Related Party Transactions/Transactions with Vendor.*

Except as disclosed in Schedule 4.1(nn):

(i) There are no outstanding advances, loans, Guarantees, Financial Assistance or other agreements or arrangements between the Borrower and any of its Affiliates and their respective officers, directors, employees, shareholders or any other person not dealing at arm's length with the Borrower.

(ii) Other than the Transaction Documents, there are no agreements to which both the Borrower and/or any of its Affiliates and the Vendors (or any of them) and any of its (or their respective) Affiliates are party or are bound.

(oo) *Allocated Overheads.* The Allocated Overheads are all properly allocable to the Borrower in accordance with GAAP.

(pp) *Bank Accounts.* Schedule 4.1(pp) hereto contains a true and complete list of all bank accounts held by the Borrower, including the Borrower Operating Account.

ARTICLE 5.
COVENANTS

5.1. Affirmative Covenants

So long as any Loan Obligation shall remain unpaid (other than amounts arising after the Maturity Date pursuant to section 2.10(c) or 9.5 herein), the Borrower shall and agrees to:

(a) *Prompt Payment.* Punctually pay all principal interest and other amounts due hereunder at the times and in the manner specified herein.

(b) *Conduct of Business.* Preserve and maintain its legal existence, rights, and privileges in the jurisdiction of its organization, qualify and remain qualified as a foreign corporation in each other jurisdiction in which such qualification is necessary in view of its business and operations or the ownership of its properties and carry on and conduct its business in a proper and efficient manner so as to protect its property and income.

(c) *Operation of the Mine.* Acquire, maintain and operate (i) the Mine in conformity in all material respects with all Material Agreements, Prudent Engineering and Operating Practices and all Governmental Approvals, and (ii) all elements of the Mine that are necessary or desirable for the extraction, refining and sale of the Mineable Ore Reserves in accordance with the Business Plan or Annual Budget, as the case may be, in good working order and condition, except where the failure to do the same would not reasonably be expected to have a Material Adverse Effect.

(d) *Quarterly Production.* Meet the following production targets:

(i) for the quarter ended September 30, 2003, the sum of (A) the actual production for the quarter ended September 30, 2003, (B) the actual production for the quarter ended June 30, 2003, and (C) the actual production for the quarter ended March 31, 2003 must be at least 95% of the sum of (D) production budgeted for the quarter ended September 30, 2003 (as reflected in the Business Plan), (E) actual production for the quarter ended June 30, 2003, and (F) actual production for the quarter ended March 31, 2003;

(ii) for the quarter ended December 31, 2003, the sum of (A) the actual production for the quarter ended December 31, 2003, (B) the actual production for the quarter ended September 30, 2003, and (C) the actual production for the quarter ended June 30, 2003 must be at least 95% of the

sum of (D) budgeted production for the quarter ended December 31, 2003 (as reflected in the Business Plan), (E) budgeted production for the quarter ended September 30, 2003 (as reflected in the Business Plan), and (F) actual production for the quarter ended June 30, 2003; and

(iii) for the quarter ended March 31, 2004 and each quarter thereafter, the sum of (A) the actual production for that quarter, and (B) the actual quarterly production from the preceeding two quarters must be at least 95% of the sum of budgeted production (as reflected in the Business Plan) for that most recently completed quarter and each of the immediately preceeding two quarters.

(e) *Preservation of Permits, Intellectual Property, Etc.* Preserve and maintain all Permits and Intellectual Property as are necessary for it to carry on the Mine Business and comply with its obligations under this Agreement and the other Transaction Documents.

(f) *Inventory and Spare Parts.* Maintain, or cause to be maintained, inventories, spare parts and system redundancies at the levels that would be maintained in accordance with Prudent Engineering and Operating Practices and as reflected, from time to time, in the Annual Budget or the Business Plan except where the failure to do the same would not reasonably be expected to have a Material Adverse Effect.

(g) *Material Agreements.* Perform and observe in all material respects all terms and provisions of the Material Agreements and the Transaction Documents including any consents obtained thereunder, maintain such Material Agreements and Transaction Documents in full force and effect in accordance with their terms and enforce and preserve all rights under the Material Agreements, and related guarantees, concessions, warranties and indemnities, unless failure to do so (singly or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(h) *Compliance with Laws, Etc.* Comply with the requirements of all Applicable Laws, including, without limitation, Environmental Laws and any such Applicable Laws relating to zoning, land use, construction and building restrictions, and employee safety and health matters relating to the Mine Business; except to the extent that any non-compliance would not (singly or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(i) *Payment of Taxes, Etc.* (i) Discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, including net proceeds of mines taxes and those taxes which are assessed or are imposed against or levied on the Borrower's share of production of minerals, ores or products, prior to the date on which penalties attach thereto, and all lawful claims (including claims for labour, materials and supplies to the extent Liens relating thereto are not permitted under section 5.2(c)), that, if unpaid, would become a Lien upon any properties of the Borrower; (ii) withhold and collect all governmental charges and taxes lawfully levied that are required to be withheld and collected by it and remit such governmental charges and trades to the appropriate Governmental or Regulatory Entity at the time and in the manner required, and (iii) deliver to the Lender upon

request receipts evidencing such payments. However, the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim if it is being contested in good faith and by proper proceedings and in respect of which the Borrower has set aside adequate cash reserves for the payment thereof as described on its balance sheet in accordance with GAAP.

(j) *Maintenance of Insurance.* Maintain, or cause to be maintained, insurance covering itself and its respective properties (including, without limitation, the Mine) in effect at all times, in such amounts, and covering such risks, as reasonably requested by the Lender, such insurance coverage to include, without limitation, the coverages described in Schedule 4.1(jj) hereto. In addition:

(i) Each insurance policy shall be placed and maintained with financially sound and reputable insurance companies on terms and conditions approved by the Lender, acting reasonably, and shall (A) name the Lender as loss payee, named insured or additional, as the case may be, on all such policies thereunder (B) contain the agreement by the insurer that any loss thereunder that would otherwise be payable to the Lender will be so payable notwithstanding any action, inaction or breach of representation or warranty by the Borrower, (C) provide that there shall not be recourse against the Lender for payment of premiums or other amounts with respect thereto, (D) provide that, as against the Borrower and the Lender, there shall be no rights of subrogation, set-off, counterclaim or any other deduction, (E) provide that such insurance shall be primary, without right of contribution from any other insurance which may be carried by the Borrower or the Lender, and (F) provide that at least 30 days' prior written notice of an adverse material change including a material increase in deductibles, reduction in scope of coverage or limits, cancellation, lapse or non-renewal shall be given to the Lender by the insurer.

(k) *Collection of Accounts Receivable.* Bill, and diligently pursue collection of, all accounts receivable owing to the Borrower in accordance with its customary practices, including but not limited to all amounts that may from time to time be owing to the Borrower for services rendered, goods sold or investments permitted by this Agreement.

(l) *Keeping of Books.* Keep proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Borrower, the assets and business of the Borrower, and all costs and expenses in connection with the Mine, in accordance with GAAP. Keep up-to-date minute books and records of all meetings and resolutions of the shareholders of the Borrower and the Board (including committees).

(m) *Inspection Rights.* At any time and from time to time upon reasonable notice and during normal business hours, permit the Lender and, following the occurrence of a Default which is continuing, each of the Lender's agents and representatives, to examine and make copies of abstracts from the records and books of account of, and the properties of (including the Mine), the Borrower and to discuss the affairs, finances and accounts of the Borrower and of the Mine with the Borrower and its officers, and the Borrower's accountants, engineers and other

professional advisers; *provided, however*, that the foregoing activities shall not unreasonably interfere with the operation of the Mine and shall be conducted in compliance with all Applicable Laws and the policies of the Borrower with respect to occupational health and safety and *provided further* that the Borrower shall have the right to be present at all meetings with the Borrower's accountants.

(n) *Maintain Title to Collateral.* Except as otherwise permitted under section 5.2(d), maintain valid rights and title to the Borrower Collateral purported to be granted to the Borrower.

(o) *Maintain Fee Title.* The Borrower will defend title to the fee lands and patented mining claims consistent with the representations and warranties in section 4.1(n).

(p) *Maintenance of Unpatented Mining Claims.* Beginning with the annual assessment work period of September 1, 2003 to September 1, 2004, and for each annual assessment work year commencing during the term of this Agreement, the Borrower shall perform for the benefit of the unpatented mining claims which constitute all or part of the Mine, work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements, if any, of all Applicable Laws and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate federal, state and local office as required by Applicable Laws. If under Applicable Law annual mining claim maintenance or rental fees are required to be paid for the unpatented mining claims which constitute all or part of the Mine, beginning with the annual assessment work year of September 1, 2003, to September 1, 2004, the Borrower shall timely and properly pay the annual mining claim maintenance or rental fees, and shall execute and record or file, as applicable, proof of payment of the annual mining claim maintenance or rental fees and of the Borrower's intention to hold the unpatented mining claims which constitute all or part of the Mine. The Borrower shall perform such work, pay such fees and complete such filings and recordings as are required under Applicable Law not less than 30 days before the time required for completion of such acts, and shall deliver to the Lender proof of performance of such acts not less than 15 days before the time required for performance of such acts.

(q) *Accounts.* Maintain with a financial institution acceptable to the Lender, at an office acceptable to the Lender, the Borrower Operating Account.

(r) *Further Assurances.* Whether before or after the occurrence of an Event of Default, at its own expense: (i) do, make, execute or deliver, or cause to be done, made, executed or delivered by any other Persons, all such further acts, documents and things in connection with any Transaction Document as the Lender may reasonably require from time to time for the purpose of giving effect to such Transaction Document; (ii) take or cause to be taken all actions that may be necessary, or that the Lender may reasonably request to maintain and preserve the Liens created by the Security Documents and the priority thereof, including, without limitation, executing any and all further instruments reasonably requested by the Lender for such purpose; and promptly correct, or cause to be corrected, any material defect or error that may be discovered in the recordation of any Security Documents and execute, acknowledge and deliver, and record and re-record, file and re-file and register and re-register, any and all such further acts, deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates,

financing statements and continuations thereof, notice of assignment, transfers, certificates, assurances and other instruments as the Lender may reasonably request from time to time in order (A) to cause any Lien (other than a Permitted Lien) that materially adversely affects the value of the Collateral or the Mine to be cleared or discharged, or (B) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lender, the rights granted or now or hereafter intended to be granted to the Lender under, any Transaction Document or under any other instrument executed in connection with any Transaction Document or that the Borrower may be or become bound to convey, mortgage or assign to the Lender in order to carry out the provisions of any Transaction Document. Except to the extent recorded, filed or registered by the Lender, the Borrower will furnish to the Lender evidence satisfactory to the Lender of every such recording, filing or registration.

(s) *Use of Proceeds.* Apply all proceeds of the Term Loan and the Equity Offering as set out in Schedule 5.1(s).

(t) *Governmental Approvals.* Except to the extent that failure to maintain, obtain or comply with a Governmental Approval would (singly or in the aggregate) not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate: (i) duly maintain in effect at all times, all required Governmental Approvals; (ii) duly obtain on or prior to such date, as the same may become legally required, and thereafter maintain in effect at all times, all other Governmental Approvals to be obtained; and (iii) comply with the terms of such Governmental Approvals, including any consents obtained thereunder.

(u) *Regulatory Change.* In the event that any Regulatory Change (as defined below) shall occur and be known to the Borrower, and as a result of such Regulatory Change there shall exist a reasonable likelihood that such Regulatory Change will have a Material Adverse Effect, the Borrower shall diligently and timely (i) notify the Lender of such Regulatory Change, (ii) meet with the Lender to agree in good faith and acting reasonably on a course of action to be undertaken by the Borrower to prevent or to mitigate such Regulatory Change which actions may include (A) making filings, (B) pursuing remedies and appeals, and (C) taking such other lawful action, in each case as shall be necessary, or appropriate, to (I) prevent such Regulatory Change from becoming final and non-appealable or otherwise irrevocable, (II) postpone the effectiveness of such Regulatory Change, and (III) cause such Regulatory Change to be revoked, amended or modified so as to eliminate the reasonable possibility of such adverse effect. For purposes of this paragraph, **"Regulatory Change"** means the occurrence of any of the following: (i) any Loan Document or Material Agreement to which the State of Nevada is a party shall be rescinded, terminated, repealed, declared invalid, suspended, enjoined, amended or modified by any regulatory body having jurisdiction over the Borrower, the Lender, or any party under a Loan Document, the Mine or any Material Agreement, or any such regulatory body shall issue an order, judgment or decision the effect of which is to rescind, terminate, repeal, invalidate, suspend, enjoin, amend or modify any Loan Document or Material Agreement or require non-performance thereunder, or (ii) any Governmental Approval at any time required to be obtained or effected to enable any party to perform any obligation under any Loan Document or Material Agreement shall be withheld, rescinded, terminated, reported, declared invalid, suspended, enjoined, amended or modified; other than in connection with any amendments to the Material

Agreements which have been consented to by the Lender, such consent not to be unreasonably withheld or delayed, and for which the Material Agreement amendment terms have been met.

(v) *Gold Price Hedge Contract.* Maintain the Gold Price Hedge Contract entered into pursuant to section 6.1(g) in full force and effect in accordance with its terms, including paying any deferred premiums in full when due.

(w) *Notice.* Deliver notice in writing to any bank in which the Borrower establishes an account of the Security Documents and the Interest of the Lender thereunder.

5.2. Negative Covenants

So long as any Loan Obligation (other than amounts arising after the Maturity Date pursuant to section 2.10(c) or 9.5 herein) shall remain unpaid or outstanding, the Borrower agrees that it shall not without the prior written consent of the Lender:

(a) *Debt.* Create, incur, assume or suffer to exist any Debt other than Permitted Indebtedness.

(b) *Lease Obligations.* Create, incur, assume or suffer to exist any Operating Lease.

(c) *Liens, Etc.* Create, incur, assume or suffer to exist any Lien other than Permitted Liens.

(d) *Sales, Etc., of Assets.* Directly or indirectly, sell, lease, transfer, consign, or otherwise dispose of: (i) all or any substantial part of its assets, including (without limitation) those related to the Mine or necessary or desirable for the operation of the Mine, *except* and exclusive of: (A) sales of assets in the ordinary course of business for fair value, paid in cash, provided the same have been replaced to the extent necessary for the continued operation of the Mine or other operations of the Borrower; or (B) sales of assets that are defective or that have become obsolete or otherwise unnecessary to the operation of the Mine or other operations of the Borrower; or (ii) any of its assets for consideration other than cash. (For greater certainty, a Sale-Leaseback transaction shall not be considered a disposition of assets in the ordinary course of business).

(e) *Mergers, Reorganizations Etc.* (i) Enter into any transaction or series of related transactions whereby all or substantially all of its property and assets would become the property of any other Person whether by way of reorganization, consolidation, amalgamation, arrangement, winding-up, merger or otherwise; or (ii) enter into any transaction to change or reorganize its capital structure or amend its articles, by-laws or any other constating documents.

(f) *Investments or Subsequent Acquisitions.* Make any Investments or Subsequent Acquisitions.

(g) *Capital Stock.* Issue any shares or rights to acquire shares in the capital of the Borrower, other than to the Guarantor in connection with the satisfaction by the Guarantor of its obligations under the Parent Guarantee.

(h) *No Corrupt Practices.* Make or cause or authorize to be made any payments, loans, gifts, promises or offers of payment, loans or gifts of any money or anything of value, directly or indirectly, in a manner that violates the *Foreign Corrupt Practices Act.*

(i) *Distribution Restrictions.* Subject to section 5.2(dd) make any Distribution except Distributions for (i) the payment of salaries and bonuses to employees of the Borrower in the ordinary course of business, provided the aggregate amount of such payments do not exceed the corresponding amount set out in the Business Plan for the applicable period, and (ii) payments made pursuant to the agreements listed in Schedule 4.1(g) attached hereto on terms disclosed in writing to the Lender on or before the date hereof, provided the aggregate amount of such payments do not exceed the corresponding amount set out in paragraph (ix) of the defined term Permitted Indebtedness.

(j) *Subsidiaries.* Create or acquire any Subsidiaries of the Borrower without the prior consent of the Lender which consent shall not be unreasonably withheld, or unduly delayed.

(k) *Change of Control.* Permit or otherwise undergo any Change of Control without the prior written consent of the Lender.

(l) *Abandonment.* Abandon or permanently cease to operate the Mine, or other operations of the Borrower.

(m) *Change in Nature of Business.* Engage in any business other than operating the Mine in accordance with Prudent Engineering and Operating Practices.

(n) *Development Capital Expenditures.* Subject to section 5.2(q), make or incur Development Capital Expenditures in excess of the following amounts:

(i) in the Fiscal Year ending December 31, 2003, U.S.$2,000,000;

(ii) in the fiscal quarters ending March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004, U.S.$1,500,000; and

(iii) in the fiscal quarters ending March 31, 2005 and June 30, 2005, U.S.$1,900,000.

(o) *Sustaining Capital Expenditures.* Make or incur Sustaining Capital Expenditures in any period which exceed by more than U.S.$250,000 in any Fiscal Year the following amounts:

(i) in the Fiscal Year ending December 31, 2003, U.S.$1,043,000;

(ii) in the fiscal quarters ending (a) March 31, 2004, September 30, 2004 and December 31, 2004, U.S.$760,000, and (b) June 30, 2004, U.S.$907,000; and

(iii) in the fiscal quarters ending (a) March 31, 2005, U.S.$525,000, and (b) June 30, 2005, U.S.$675,000.

(p) *Operations and Maintenance Expenditures.* Subject to section 5.2(q), make or incur Operations and Maintenance Expenditures in any Fiscal Year which exceed the following amounts:

(i) in the Fiscal Year ending December 31, 2003, U.S.$38,610,000;

(ii) in the fiscal quarters ending March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004, U.S.$16,473,000; and

(iii) in the fiscal quarters ending March 31, 2005 June 30, 2005, U.S.$13,983,000.

(q) *Additional Expenditures.* Notwithstanding sections 5.2(n) and 5.2(p), the Borrower shall be able to make or incur Additional Expenditures not in excess of the following amounts, provided such amounts shall be reduced by any amount paid by the Lender under the Hedge Guarantee during such period or any subsequent period:

(i) in the Fiscal Year ending December 31, 2003, U.S.$1,000,000;

(ii) in the Fiscal Year ending December 31, 2004, U.S.$2,500,000, provided such Additional Expenditures shall not exceed U.S.$1,000,000 for any fiscal quarter in such Fiscal Year; and

(iii) in the first six months of the Fiscal Year ending December 31, 2005, U.S.$1,250,000, provided such Additional Expenditures shall not exceed U.S.$1,000,000 for any of the first two fiscal quarters in such Fiscal Year.

(r) *Other Expenses.* Incur any other costs or expenses in any Fiscal Year by or on behalf of the Borrower in connection with exploration activity, other than as permitted under section 8.7(a)(iv).

(s) *Change in Mine.* Make any material changes in the design or operating characteristics of the Mine.

(t) *Unpatented Title.* Commit any act or acts which will encumber or cause a lien to be placed on the unpatented mining claims which constitute all or a portion of the Mine and the Borrower shall and agrees to defend title to the claims consistent with these representations and warranties in section 4.1(o).

(u) *Amendment and Relocation of Unpatented Mining Claims.* Except as provided in this Agreement, the Borrower shall not abandon any claim covering any part of the Mine without the Lender's prior written consent. On not less than 15 days advance written notice to the Lender and, provided the Lender has consented in writing, the Borrower shall have the right to amend or relocate any of the unpatented mining claims and millsites which constitute part of

the unpatented claims or to locate any additional unpatented mining claims or millsites which are intended to correct, supersede or otherwise take the place of the unpatented mining claims which constitute all or part of the unpatented claims and to acquire or locate other unpatented mining claims or millsites on the land embraced in the Mine. In such event, all such unpatented mining claims and millsites shall automatically be brought within the terms and provisions of this Agreement, to the extent permitted by Applicable Law, and the Borrower shall execute and deliver any instrument which the Lender reasonably requires to evidence the inclusion of such unpatented mining claims and millsites within the coverage of this Agreement.

(v) *Related Party Transactions.* Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or otherwise dispose of any property to, or otherwise deal or enter into any agreement with, any employee, director, officer or shareholder of the Borrower, the Guarantor or any respective Affiliate or related party or with any respective Affiliate or related party of any such Person or entity of the Borrower or the Guarantor.

(w) *Environmental Matters.* (i)(A) use, generate, manufacture, store or dispose of, or permit the use, generation, storage or disposal of, any asbestos or, except in compliance with Environmental Laws, any other Hazardous Substance on, under or about the Mine; (B) transport or permit the transportation of Hazardous Substance to or from the Mine except for such Hazardous Substance customarily transported on public highways and except in material compliance with Environmental Law; or (C) use any Hazardous Substance in the construction or operation of the Mine, except (in the case of each of clauses (A), (B) and (C)) in material compliance (taking into account all appropriate remedial actions on the part of the Borrower) with all applicable Environmental Laws and Environmental Permits; or (ii) create or permit to continue in existence any material Lien (whether or not such Lien has priority over the Liens created by the Security Documents) upon the Mine imposed pursuant to any Environmental Law.

(x) *Location of Collateral and Mine Accounts.* (i) Change the location of its chief executive office or the location where it keeps its records respecting Debt, claims, receivables, choses in action and the like without giving at least 30 days prior written notice to the Lender; or (ii) move any of the machinery, equipment or fixtures which are subject to the mortgage and the charge of the Security Documents so as to adversely affect the Liens granted thereunder without giving at least 30 days prior written notice to the Lender.

(y) *Amendment of Material Agreements.* Take any action to amend, supplement, terminate, waive or otherwise modify the terms or conditions of, or waive timely performance under, any Material Agreement, if such amendment, supplement, termination, waiver or modification would reasonably be expected to have a Material Adverse Effect.

(z) *Amendments to Oxygen Note.* Make, agree or consent to any amendment to the Oxygen Note without the prior written consent of the Lender.

(aa) *Amendments to Production Payment and Royalty Agreement.* Make, agree or consent to any amendment to the Production Payment and Royalty Agreement.

(bb) *Derivative Transactions.* Enter into any speculative derivatives transactions.

(cc) *Transition Services Agreement.* Become liable for payments in excess of U.S.$50,000 in any Fiscal Year pursuant to the Transition Services Agreement.

(dd) *Allocated Overheads.* Have Allocated Overheads not to exceed the amounts set out in Schedule 5.2(dd), in any event such expenses not to exceed an aggregate of U.S.$600,000 in any Fiscal Year.

5.3. Annual Budgets

As soon as available and in any event no later than 90 days prior to the beginning of each Fiscal Year, an annual budget will be prepared by the Borrower for the approval of the Lender (an "**Annual Budget**"), substantially in the form of the Annual Budget and Business Plan set out in Schedule 4.1(t), for each year in the next preceding two year period. If an Annual Budget is not submitted by that date, then the Lender may choose to deem operative the most recently approved Annual Budget (adjusted, on a line item basis, to reflect any increase in the cost of living as determined by changes in an appropriate cost of living index available from time to time). The parties acknowledge the Business Plan will serve as the Annual Budget until December 31, 2003.

5.4. Reporting Requirements

So long as any Loan Obligation shall remain unpaid (other than amounts arising after the Maturity Date pursuant to section 2.10(c) or 9.5 herein) and provided the Lender has not waived its right to receive information set out in this section 5.4, the Borrower shall furnish to the Lender:

(a) *Default Notice.* As soon as possible and in any event within three Business Days after the Borrower becomes aware of the occurrence of each Default, or any event, development or occurrence which would reasonably be expected to result in a Material Adverse Effect, including without limitation, upon becoming aware at any time that Proven Ore Reserves are less than reflected in the Business Plan, a statement of a Senior Officer of the Borrower, setting forth details of such Default or Material Adverse Effect and the action that the Borrower has taken and proposes to take with respect thereto. The Borrower will promptly provide such other notices as required pursuant to any Loan Document.

(b) *Annual Financials.* As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audited financial statements for such year for the Borrower which shall be comprised of (i) consolidated statements of income, retained earnings and statement of changes in financial position of the Borrower for such period and for the period from the beginning of the respective Fiscal Year to the end of such period, and the related consolidated balance sheets of the Borrower, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period (x) in the preceding Fiscal Year and (y) in the Annual Budget and Business Plan delivered pursuant to section 5.4(b), and (ii) unconsolidated statements of income, retained earnings and statement of changes in financial position of the Borrower for such period and for the period from the beginning of the respective Fiscal Year to the end of such period, and the related unconsolidated balance sheets of

the Borrower, setting forth in each case in comparative form the corresponding unconsolidated figures for the corresponding period in the preceding Fiscal Year, in each case reported on by a firm of nationally recognized independent public accountants, acceptable to the Lender if such firm is other than an Approved Accountant, together with (iii) a letter of such accounting firm stating that in the course of the regular audit of the financial statements of the Borrower, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that an Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm, an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (iv) a certificate of Senior Officer of the Borrower attaching a schedule in form reasonably satisfactory to the Lender of the computations used by the chief financial officer of the Borrower in determining, as of the end of such Fiscal Year, compliance with the covenants contained in sections 5.2(f), 5.2(i), 5.2(n), 5.2(o) and 5.2(p) provided that in the event of any change in GAAP used in the preparation of such financial statement, the Borrower shall also provide, if necessary for the determination of compliance with sections 5.2(f), 5.2(i), 5.2(n), 5.2(o) and 5.2(p), a statement of reconciliation conforming such financial statements to GAAP.

(c) *Quarterly Financials.* As soon as available and in any event within 45 days after the end of each quarter of each Fiscal Year, the interim unaudited financial statements for the Borrower, as of the end of such quarter which shall be comprised of (i) consolidated statements of income, retained earnings and statement of changes in financial position of the Borrower for such period and for the period from the beginning of the respective Fiscal Year to the end of such period, and the related consolidated balance sheets of the Borrower, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period (x) in the preceding Fiscal Year and (y) in the Annual Budget and Business Plan delivered pursuant to section 5.4(c), and (ii) unconsolidated statements of income, retained earnings and statement of changes in financial position of the Borrower for such period and for the period from the beginning of the respective Fiscal Year to the end of such period and the related unconsolidated balance sheets of the Borrower, setting forth in each case in comparative form the corresponding unconsolidated figures for the corresponding period in the preceding Fiscal Year, together with (iii) a certificate of a Senior Officer of the Borrower attaching a schedule in form reasonably satisfactory to the Lender of the computations used by the chief financial officer of the Borrower in determining, as of the end of such quarter, compliance with the covenants contained in sections 5.2(f), 5.2(i), 5.2(n), 5.2(o) and 5.2(p) provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with sections 5.2(f), 5.2(i), 5.2(n), 5.2(o) and 5.2(p), a statement of reconciliation conforming such financial statements to GAAP.

(d) *Monthly Financials.* As soon as available and in any event within 5 days after the end of each month, a monthly financial report in respect of the preceding month as prepared by management for management purposes, to the extent such financial reports are prepared.

(e) ***Additional Financial Information.*** Such information and documents as the Lender may reasonably require from time to time, not inconsistent with the terms of this Agreement, to ensure the ongoing compliance by the Borrower with the terms and conditions of this Agreement, in form reasonably acceptable to the Lender.

(f) *Reserve Reports.* Deliver to the Lender as soon as practicable and in any event:

(i) within 45 days after the close of each Fiscal Year, a Reserve Report with respect to the Mine; and

(ii) within five days after the completion of any reconciliation of a Reserve Report (a "**Reconciliation Reserve Report**"), a copy thereof

and the Borrower shall promptly advise the Lender of any material adverse change in the engineering, geological and financial data made available to the Lender in the most recently delivered Reserve Report, Reconciliation Reserve Report or the Business Plan, as the case may be, together with a statement as to the effect, if any, of any such material adverse change on the estimate of Mineable Ore Reserves with respect to the Mine set out in such Reserve Report or Reconciliation Reserve Report.

(g) *Notice of Litigation and Other Matters.* The Borrower shall, as soon as practicable after it shall become aware of the same, give notice to the Lender of the following events:

(i) the commencement of any action, proceeding, including any Environmental Action, arbitration or investigation against or in any other way relating adversely to the Borrower or any of its properties, assets or businesses which, if adversely determined, could singly or when aggregated with all other such actions, proceedings, arbitrations and investigations have a material adverse effect on the business, financial condition or prospects of any of them or on the ability of any of them to perform its obligations under any Loan Document to which it is a party;

(ii) any amendment of its articles, by-laws, constating documents or other organizational documents;

(iii) any development which has had or will have a material adverse effect upon its business, financial condition or prospects or its ability to perform its obligations under any Loan Documents to which it is a party; and

(iv) any Default or Event of Default, or the occurrence or non-occurrence of any event which constitutes, or which with the passage of time or giving of notice or both would constitute, a material default under any other agreement to which the Borrower is a party or by which it or any of its properties may be bound, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto.

(h) *Environmental Reporting.*

(i) Promptly, and in any event within 30 days of becoming aware of the existence of either (A) any written notice from, proceeding before or order of any Governmental or Regulatory Entity requiring the Borrower to

comply with or take action under any Environmental Law with respect to the Mine, or (B) any state of affairs respecting the environmental condition of the Mine or any of the other operations of the Borrower that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, notice in writing of such notice, proceeding or order with reasonable details of any actions taken in response.

(ii) Notice of the receipt by the Borrower of:

(A) any written notice or claim to the effect that the Borrower is or may be liable to any Person as a result of the release or threatened release of any Hazardous Substance into the environment in, on, under or adjacent to the Mine or other operations of the Borrower;

(B) any written notice that the Borrower is subject to investigation by any governmental entity concerning whether any remedial action is needed to respond to the release or threatened release of any Hazardous Substance into the environment in, on, under or adjacent to the Mine or other operations of the Borrower;

(C) any written notice that all or any portion of the Mine or other operations of the Borrower is subject to an order or a Lien under or pursuant to any Environmental Law;

(D) any written notice of a condition with respect to the Mine or other operations of the Borrower which might reasonably result in a notice of violation of any Environmental Law; or

(E) any written notice of the commencement of any judicial or administrative proceeding alleging a violation of any Environmental Law with respect to the Mine or other operations of the Borrower,

where the subject matter of any such notice or claim would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) *Governmental Approvals.* As soon as possible and in any event within three Business Days after the Borrower has actual knowledge that any Governmental Approval of the Borrower or similar approval required under Applicable Law for any other party to a Material Agreement to exercise its rights or perform its obligations thereunder has been revoked or amended or that any party to a Material Agreement is in default of any of the terms of the Material Agreements, notice of such revocation, amendment or default.

(j) *Other Information.* (i) Copies of any materials delivered to the Board; (ii) any document furnished to the Borrower by any Governmental or Regulatory Entity or furnished to any Governmental or Regulatory Entity by the Borrower that is material to the Mine or other

operations of the Borrower (unless such document cannot be furnished pursuant to pre-existing confidentiality agreements); and (iii) such other documents, data, reports and written statements prepared by or on behalf of the Borrower with respect to the Mine or other operations of the Borrower as the Lender may from time to time reasonably request.

ARTICLE 6.
CONDITIONS PRECEDENT

6.1. **Conditions Precedent**

The obligation of the Lender to make available to the Borrower the Term Loan and to provide the Hedge Guarantee, is subject to the satisfaction of the Lender with the following conditions precedent on or before the Closing Date:

(a) The Lender shall have received and be satisfied with:

(i) a Notice of Borrowing;

(ii) an authorization letter from Harris Thompson certifying that attached thereto is a true and correct copy of its title report for the real property title and water rights title for the Mine;

(iii) a bringdown letter from Harris Thompson verifying the truth and correctness of its authorization letter in section 6.1(a)(ii), as of the date hereof;

(iv) a certificate executed by a Senior Officer of the Borrower certifying that the Borrower shall have obtained all of the interests in assets, including real property, necessary for the operation of the Mine consistent with past practice;

(v) certificates of a Senior Officer of the Borrower and the Guarantee, each dated the Closing Date, certifying that attached thereto are true and correct copies of the following documents, and that such documents are in full force and effect, unamended:

(A) the articles or constating documents of the Borrower and the Guarantor, respectively;

(B) the by-laws or other organizational documents of the Borrower and the Guarantor, respectively;

(C) a certificate of incumbency including sample signatures of officers and directors of the Borrower and the Guarantor, respectively, who have executed any of the Transaction Documents or any other document delivered to the Lender under this Article 6; and

(D) the resolutions of the board of directors of the Borrower and the Guarantor evidencing that all necessary corporate action has been taken by the Borrower and the Guarantor, respectively, to authorize the execution, delivery and performance of the Transaction Documents;

(vi) a certificate of status, certificate of good standing or similar certificate with respect to the jurisdiction of incorporation of the Borrower and the Guarantor;

(vii) a certificate of a Senior Officer of the Borrower dated the Closing Date confirming sections 6.1(b) and 6.1(c);

(viii) a letter from an authorized officer of Pincock Allen & Holt (A) certifying that attached thereto is a true and correct copy of its due diligence audit report of the Mine dated February 3, 2003 and (B) authorizing the Lenders to rely on the correctness of the statements and information contained therein;

(ix) a report from the Lender's Consultant, in form and substance satisfactory to the Lender, acting reasonably;

(x) a report of the Insurance Consultant in form and substance satisfactory to the Lender, acting reasonably;

(xi) certificates of insurance in respect of all policies of insurance maintained by the Borrower, which certificate shall evidence that the Lender has been added as additional insured and loss payee to all such policies, along with a letter from the insurance broker confirming (i) that all premiums due under such insurance policies have been paid, and (ii) that such insurance broker will advise the Lender if any of the insurance policies become invalid or unenforceable at anytime;

(xii) duly executed true copies of each of the Transaction Document and Material Agreements (including all schedules thereto and any disclosure letters referred to therein), each of which shall be in full force and effect and no material default shall exist thereunder;

(xiii) all third party consents and acknowledgments to the assignment of the Transaction Documents and the Material Agreements which are not freely assignable, in form and substance satisfactory to the Lender, acting reasonably and all other required consents;

(xiv) opinions of the Borrower's Counsel acceptable to the Lender acting reasonably dated the Closing Date;

(xv) other opinions of counsel as may reasonably be requested by the Lender, including but not limited to legal opinions of Borrower's Counsel in Canada and the United States (in particular in the State of Nevada);

(xvi) evidence that the agents for service of process under the Transaction Documents have accepted such appointments;

(xvii) a certificate from the Guarantor's transfer agent as to the issued and outstanding common shares of the Guarantor as of the date hereof;

(xviii) details of the Borrower Operating Account;

(xix) unaudited pro-forma financial statements of the Borrower as if the Acquisition had been completed as at the Closing Date;

(xx) the audited consolidated financial statements of the Guarantor in respect of its most recently completed fiscal year; and

(xxi) the unaudited consolidated financial statements of the Guarantor in respect of the fiscal quarter ending March 31, 2003;

(b) No Default or Event of Default shall have occurred and be continuing.

(c) The representations and warranties set out in Article 4 shall be true and correct.

(d) The Lenders shall have completed and shall be satisfied with their due diligence in respect of the Borrower, the Guarantor and the Acquisition, specifically including the interim and yearend consolidated financial statements of the Vendors and the Mine, the terms of all insurance policies to be assumed or obtained by the Borrower, the terms of all Material Agreements and Permits, including the water pollution permit NEV00020 and the air quality permits AP1041-0025 and APRIL1041-0778, and the status of any litigation which may affect the Mine Business.

(e) The Lender shall be satisfied with the terms and conditions of the Transaction Documents and the Material Agreements, including the terms of any leasehold interests in real property granted thereunder.

(f) Since February 3, 2003, there shall have occurred no event that would reasonably be expected to result in a Material Adverse Effect.

(g) The Borrower shall have entered into the Gold Price Hedge Contract on terms satisfactory to the Lender provided the Lender has agreed to enter into the Hedge Guarantee.

(h) There shall exist no material action, suit, investigation, litigation or proceeding, including an Environmental Action, pending or to the knowledge of the Borrower, threatened before any Governmental or Regulatory Entity (i) against the property or assets of the Mine or the Borrower or (ii) which would reasonably be expected to prevent, restrict, prohibit or enjoin

the Borrower from performing its obligations or exercising its rights under any Transaction Document.

(i) All material governmental and third party consents, approvals and agreements necessary in connection with the transactions contemplated by the Transaction Documents and the Material Agreements shall have been duly obtained (without the imposition of any conditions other than conditions that, in the reasonable opinion of the Lender, are capable of being satisfied by the Borrower in a manner that would not reasonably be expected to have a Material Adverse Effect), including any related concessions and the associated step-in rights and including leaseholds, easements, rights of way and other real property interests necessary for the Borrower to comply with and perform its obligations under the Material Agreements and all such consents, approvals and agreements shall be in full force and effect.

(j) No law or regulation under the laws of Canada or the United States (or any applicable province or state therein) shall be applicable which would reasonably be expected to result in a Material Adverse Effect.

(k) The Transaction Documents shall have been executed and delivered.

(l) The security interests granted under the Security Documents shall be in full force and effect and shall be first priority (subject to Permitted Liens) and be perfected by all appropriate actions.

(m) All representations and warranties made by the Vendor to the Borrower contained in the Purchase Agreement shall be true, correct and complete in all material respects.

(n) The Lender shall have received and be satisfied with executed copies of all agreements and instruments contemplated by the Purchase Agreement.

(o) The Lender shall have received and be satisfied with an executed copy of an assignment agreement whereby the Borrower assigns to the Lender all of its rights under the Purchase Agreement and any other agreements, documents, instruments and assurances contemplated therein.

(p) The Lender shall have received satisfactory confirmation that the gross proceeds from the Equity Offering of not less than Cdn.$21,000,000 have been released from an escrow account.

(q) The Lender shall have received a direction from the Borrower, satisfactory to the Lender in its sole discretion, regarding the payment in full of all fees and expenses of the Lender payable by the Borrower on or prior to the Closing, including the set-up fee provided for in section 2.7 and the fees set out in the term sheet dated June 3, 2003 issued by Amaranth Group Inc. and accepted by the Guarantor.

(r) Deliver to the Lender an Irrevocable Direction directing each bank at which the Borrower may from time to time have an account to pay to the Lender, or as the Lender may direct, all amounts in each account of the Borrower.

(s) Delivery to each bank at which the Borrower maintains any account of a notice advising that bank of the Security held by the Lender in form and substance satisfactory to the Lender.

ARTICLE 7.
EVENTS OF DEFAULT

7.1. Events of Default

If any of the following events (each of which shall be an **"Event of Default"**) shall occur and be continuing:

(a) failure to make any payment of principal, interest or fees when the same shall become due and payable, or other amounts, following request for payment under any Loan Document, unless such default is remedied within 3 days after the same becomes due and payable; or

(b) the Borrower defaults in the performance or observance of any term, condition, covenant, or obligation contained in any Loan Document that does not require the payment of money, unless such default is remedied within 10 Business Days after notice thereof by the Lender to the Borrower; or

(c) the Borrower defaults in the performance or observance of any term, condition, covenant or obligation, including the payment of money, contained in any Transaction Document, other than a Loan Document, unless such default is remedied within 10 Business Days after notice thereof by the Lender to the Borrower; or

(d) a Guarantor Default; or

(e) any amount is paid or payable by the Lender pursuant to the terms of the Hedge Guarantee; or

(f) any representation or warranty made by the Borrower herein or in any other Loan Document is found to be false or incorrect in any way so as to make it misleading when made or deemed to have been made; or

(g) any Loan Document after delivery thereof shall for any reason (other than pursuant to the terms hereof or thereof or as a result of the fraudulent or negligent action or breach of a Loan Document by the Lender or any of its officers or directors or employees) cease in any material respect to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing (other than pursuant to the terms hereof or thereof); or

(h) a Lien created by any Security Document and the perfection of any such Lien with respect thereto after delivery thereof shall for any reason (other than pursuant to the terms hereof or thereof or as a result of the fraudulent or negligent action or breach of a Loan Document by the Lender or any of its officers or directors or employees) cease to be valid and of the same effect as to perfection and priority (after giving effect to all Permitted Liens) as the Security Documents

purport to create on, and cease to create a security interest in, the Collateral purported to be covered thereby; or

(i) any default shall occur under any Material Agreement described in item (i) of the definition of Material Agreement (which is not cured within any applicable grace period) or any Material Agreement described in item (i) of the definition of Material Agreement or Transaction Document shall cease to be in full force and effect prior to its stated termination date (including any extensions thereof available to the Borrower or any party as of right), or any party to a Material Agreement or Transaction Document states that such Material Agreement or Transaction Document is no longer in full force and effect, which cessation, default or repudiation has had or would reasonably be expected to have a Material Adverse Effect; or

(j) the revocation or amendment of any Government Approval, Environmental Permit, or other Permit, if such revocation or amendment has had or is likely to have a Material Adverse Effect, or the failure of the Borrower to obtain, renew, maintain or comply in all material respects with any Governmental Approval, Environmental Permit or Permit if such failure is not remedied within 30 days after the date on which the Borrower becomes aware of such failure and such failure (singly or in the aggregate) will have or is likely to have a Material Adverse Effect; or

(k) any default or event of default under any agreement for borrowed money in excess of U.S.$15,000 in the aggregate to which the Borrower is a party which has not been waived and which with notice, the passage of time or otherwise would entitle the creditor under such agreement to demand repayment thereof prior to its stated maturity; or

(l) the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed, undischarged, and unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur and the appointment of such person is not stayed or such person is not removed within 45 days of such appointment; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this section 7.1(l); or

(m) any final judgment or order or, judgments or orders, for the payment of money aggregating in excess of U.S.$40,000 in any Fiscal Year shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of

enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and during which such judgment or order shall remain unbonded; or

(n) the occurrence of an event other than those events listed in sections 7.1(a) to 7.1(k) and section 7.1(m) that has resulted in a Material Adverse Effect and such Material Adverse Effect remains unremedied for 90 days after the date upon which a Senior Officer of the Borrower had actual knowledge of such Material Adverse Effect;

then, and in any such event, the Lender may by notice to the Borrower (i) declare the Loan Obligations to be forthwith due and payable, whereupon all Loan Obligations shall become and be forthwith due and payable, (ii) realize upon all or part of the Collateral; and (iii) take such actions and commence such proceedings as may be permitted at law or in equity (whether or not provided for herein or in the Security Documents) at such times and in such manner as the Lender, in its sole discretion, may consider expedient; all without presentment, demand, protest or further of any kind, all of which are hereby expressly waived by the Borrower. The rights and remedies of the Lender hereunder are cumulative and are in addition to and not in substitution for any other rights as remedies provided by Applicable Law or by any of the Security Documents.

ARTICLE 8.
OPERATING AND DEBT SERVICE ACCOUNTS

8.1. Establishment of Operating and Debt Service Accounts

The Borrower shall establish with a financial institution acceptable to the Lender an account known as the "Jerritt Canyon Operating Account", such account denominated in U.S. Dollars (the "**Borrower Operating Account**"). The Lender shall establish an account known as the "Jerritt Canyon Debt Service Account", such account denominated in U.S. Dollars (the "**Debt Service Account**").

8.2. Payments into Borrower Operating Account

(a) Subject to section 8.7, so long as any Loan Obligation remains outstanding, the Borrower shall forthwith upon receipt pay to the Borrower Operating Account, to be held and applied in accordance with the terms and conditions of this Article 8, all amounts whatsoever received from time to time by it, including the following:

(i) Net Cash Proceeds from the sale, lease, transfer or other disposition of any property or asset of the Borrower which is not restricted by section 5.2(d), provided that the Borrower will not have any obligation to deposit into the Borrower Operating Account the Net Cash Proceeds from the sale, lease, transfer or other disposition of any property or asset of the Borrower: (A) that is sold in the ordinary course of business for fair value, provided the same have been replaced to the extent necessary for the continued operation of the Mine; (B) that is defective or that has become obsolete, unnecessary or of no further use to the continued operation of the Mine; or (C) where such Net Cash Proceeds are intended to be used by the

Borrower within six months of receipt to replace the property or asset which has been sold or disposed of; provided further that such Net Cash Proceeds shall be deposited into the Borrower Operating Account by the Borrower in accordance with this section 8.2(a)(i) to the extent such Net Cash Proceeds are not in fact used by the Borrower for such purpose within such time period.

(ii) Insurance proceeds received under any insurance policy, if any such insurance proceeds are not used to repair or replace any damaged or destroyed assets of the Borrower pursuant to section 5.1(j).

(iii) Net Equity Proceeds of the Borrower as follows:

(A) 75% of Net Equity Proceeds of the Borrower greater than U.S.$15,000,000; and

(B) 50% of Net Equity Proceeds of the Borrower less than or equal to U.S.$15,000,000.

(iv) Gross revenues received by the Borrower or on behalf of the Borrower in connection with the Mine Business, including but not limited to payments under the Gold Price Hedge Contract.

(b) Except as set out in this Article 8, the Borrower shall have no right to withdraw, direct the application of, require delivery of, assign or otherwise take possession of or exercise any rights in respect of all or any part of the monies deposited in the Borrower Operating Account without the prior written consent of the Lender.

8.3. **Disbursement**

Provided that (a) no Default or Event of Default has occurred and is continuing; and (b) there shall not have occurred nor been threatened, in the sole opinion of the Lender notified to the Borrower in writing, any material adverse change in the Borrower or its financial condition, or developments likely to have a Material Adverse Effect, the Borrower may issue a Disbursement from the Borrower Operating Account in respect of (i) any reasonable deferred expenses related to the financing of the Acquisition provided the Lender consents in writing to such Disbursement; (ii) any amount to be paid in accordance with Schedule 2.4; (iii) Sustaining Capital Expenditures, Operations and Maintenance Expenditures and Development Capital Expenditures (provided such Disbursements related to Development Capital Expenditures will not impair the Borrower's ability to make any payments in accordance with Schedule 2.4) to the extent payment of the same would not be a breach of section 5.2(n), 5.2(o) or 5.2(p), respectively; (iv) any Allocated Overheads to the extent payment of the same would not be a breach of section 5.2(dd); (v) any Permitted Indebtedness; or (vi) Excess Cash payments in accordance with section 8.7(a)(iv).

8.4. **No Liability**

Nothing contained herein shall have the effect of making the Lender liable to any materialmen, contractors, subcontractors, craftsmen, labourers or others for goods and services delivered by them to the Borrower or for any debts or claims accruing to any such persons against the Borrower or against the Mine.

8.5. **Covenant Re: Application of Disbursements**

The Borrower covenants and agrees that the amount of each Disbursement in respect of Sustaining Capital Expenditures, Operations and Maintenance Expenditures and Development Capital Expenditures shall be promptly applied towards the satisfaction of all of the expenses to which such Disbursement relates and that it will ensure that all such expenses are paid in full.

8.6. **Representation**

The withdrawal of any monies out of the Borrower Operating Account by the Borrower pursuant to any Disbursement shall be deemed to constitute a representation and warranty by the Borrower that on the date of such withdrawal and after giving effect thereto and to the application of any proceeds therefrom, the statements set forth in section 4.1 are true and correct and that in the case of a Disbursement relating to Sustaining Capital Expenditures, Operations and Maintenance Expenditures and Development Capital Expenditures, each item of projected expenditure has or will be properly incurred as a Sustaining Capital Expenditure, Operations and Maintenance Expenditure or Development Capital Expenditure, as the case may be, has been provided for in the Annual Budget or the Business Plan (unless the Borrower notifies the Lender otherwise) and has not been made the subject of a previous Disbursement.

8.7. **Payments into Debt Service Account and Cash Sweep**

(a) So long as any Loan Obligation remains outstanding, all of the following amounts received, from time to time, by the Borrower shall be forthwith paid or credited to the Debt Service Account and shall be held in trust for the benefit of the Borrower and applied in accordance with the terms and conditions of this Article 8:

(i) In the event of a Total Loss and provided the Lender, acting reasonably, after consultation with the Qualified Person and the Borrower, determines that the Mine should not be rebuilt or restored, all insurance proceeds received for the Total Loss within 5 days of having received such proceeds, and in any event within 90 days from the date of the Total Loss.

(ii) Net Debt Proceeds of the Borrower, promptly upon receipt.

(iii) Net Equity Proceeds of the Borrower, promptly upon receipt, as follows:

(A) 25% of Net Equity Proceeds of the Borrower greater than U.S.$15,000,000; and

(B) 50% of Net Equity Proceeds of the Borrower less than or equal to U.S.$15,000,000

(iv) All Excess Cash will be transferred from the Borrower Operating Account into the Debt Service Account within five days of the end of each calendar month in which Excess Cash exists.

(b) The Borrower shall have no right to withdraw, direct the application of, require delivery of, assign or otherwise take possession of or exercise any rights in respect of all or any part of the monies deposited in the Debt Service Account.

(c) The Borrower hereby irrevocably authorizes the Lender, and acknowledges, covenants, and agrees that the Lender may, at the end of each fiscal quarter of the Borrower, withdraw all monies then available in the Debt Service Account, including interest, and apply all such monies in accordance with section 2.9(c) to permanently repay all or a portion of the Loan Obligations then outstanding. The Lender acknowledges that it shall only withdraw or direct the application of the monies deposited in the Debt Service Account in accordance with this section 8.7(c).

8.8. **Borrower Operating Account Reports**

So long as any Loan Obligation shall remain unpaid (other than amounts arising after the Maturity Date pursuant to section 2.10(c) or 9.5 herein), the Borrower shall furnish to the Lender at the end of each month, a monthly report setting forth a detailed description of all deposits and Disbursements made in respect of the preceding month.

ARTICLE 9.
MISCELLANEOUS

9.1. **Amendment of Mining Laws**

The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Mine may be considered by the United States Congress. The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Mine, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Mine and shall be subject to the Agreement. If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the termination or conversion of the Borrower's interest in the Mine pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in the Borrower's title in the Mine, and the Lender shall have no right or claim against the Borrower resulting from the conversion, diminution, or loss of the Borrower's interest in and to the Mine except as expressly provided in this Agreement.

If pursuant to any amendment or supersession of the mining laws the Borrower is granted the right to convert its interest in the unpatented mining claims comprising the Mine to a permit, license, lease, or other right or interest, the Lender may, in the Lender's discretion, elect

to exercise such right of conversion in the Borrower's name. The Borrower shall promptly execute and deliver any and all instruments necessary or convenient to the Lender's election of the right of conversion. The Borrower shall bear the cost of the application for such conversion, however, the Lender shall during the term of this Agreement pay to the United States all periodic payments required to preserve or maintain such converted interests, including, without limitation, permit, license, lease, production royalties, holding fees, or other periodic payments. All converted interests or rights shall be deemed to be part of the Mine subject to this Agreement. Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

9.2. Notices, Etc.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by recognized overnight courier, by facsimile or other means of electronic communication (only where a signature is transmittable if such notice or communication requires a signature) or by hand-delivery as hereinafter provided. Any such notice, if sent by recognized overnight courier, shall be deemed to have been received on the second Business Day following the date of sending, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day next following the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below, provided in each case that if such day is not a Business Day such notice shall be deemed to have been received on the next succeeding Business Day. Notice of change of address shall also be governed by this section 9.2. Notices and other communications shall be addressed as follows:

(a) if to the Borrower:

Queenstake Resources U.S.A., Inc.
999 Eighteenth Street, Suite 2940
Denver, CO 80202, U. S. A.

Attention: Chris Davie
Facsimile: (303) 297-1587

with a copy to:

Queenstake Resources Ltd.
712C, 12th Street
New Westminster, British Columbia V3M 4J6

Attention: Doris Meyer
Facsimile: (604) 516-0568

with a copy to:

Gowling Lafleur Henderson LLP
PO Box 49122, Suite 2300
1055 Dunsmuir Street
Vancouver, British Columbia V7X 1J1

Attention: Joseph Giuffre
Facsimile: (604) 683-6498

(b) if to the Lender:

c/o Amaranth Advisors (Canada) ULC
161 Bay Street, Suite 3160
Toronto, Ontario
Canada M5J 2S1

Attention: Michael Ruscetta
Facsimile: (416) 642-7842

with a copy to:

Torys LLP
79 Wellington Street West, Suite 3000
Toronto, Ontario
Canada M5K 1N2

Attention: Donna Parish
Facsimile: (416) 865-7380

Any party may change its address for service by notice given in the foregoing manner.

9.3. **No Waiver: Remedies**

No failure on the part of the Lender to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.4. **Costs and Expenses**

The Borrower agrees to pay promptly but, in any event, within five Business Days of request therefor by the Lender, (i) all reasonable out-of-pocket costs and expenses of the Lender in connection with administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, transportation, duplication, search, filing and recording fees and expenses, (B) the reasonable fees, disbursements and out-of-pocket expenses of the Lender's Counsel and other professional advisers, with respect to advising the Lender as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with

the Borrower or with other creditors of the Borrower or arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (C) the reasonable fees, disbursements and out-of-pocket expenses of the Lender and its professional advisers with respect to any assignment or participation, and (ii) all reasonable out-of-pocket costs and expenses of the Lender in connection with the enforcement of its rights under the Loan Documents, including without limitation in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally.

9.5. **Indemnity**

(a) The Borrower shall indemnify and save harmless the Lender from all claims, demands, liabilities, damages, losses, costs, charges and expenses (including the fees, expenses and disbursements of legal counsel to the Lender), which may be incurred by the Lender as a consequence of or in respect of (a) default by the Borrower in the payment when due of any Loan Obligation or any other Default or Event of Default, (b) the entering into by the Lender of this Agreement and any amendment, waiver or consent relating hereto, and the performance by the Lender of its obligations under this Agreement, (c) the application by the Borrower of the proceeds of this Agreement, or (d) the Acquisition.

(b) The Borrower shall indemnify and save harmless the Lender and its Affiliates, agents, officers, directors and employees (each an "**Indemnified Party**") from all claims, demands, liabilities, damages, losses, costs, charges and expenses (including without limitation any investigatory, remedial, clean-up, compliance or preventative costs, charges and expenses) (collectively, "**Claims**") which may be asserted against or incurred by such Indemnified Party under or on account of any applicable Environmental Law (including the assertion of any Lien thereunder), whether upon realization of the Security Documents, or as a lender to the Borrower, or as successor to or assignee of any right or interest of the Borrower or as a result of any order, investigation or action by any Governmental or Regulatory Entity relating to any one of its or their business or property, including without limitation any Claims arising from:

(i) the release of Hazardous Substance, the threat of the release of any Hazardous Substance, or the presence of any Hazardous Substance affecting the real or personal property of the Borrower, whether or not the Hazardous Substance originates or emanates from such person's property or any other real property or personal property located thereon;

(ii) the release of Hazardous Substance owned by, or under the charge, management or control of, the Borrower or any predecessors or assignors thereof;

(iii) any costs of removal or remedial action incurred by any Governmental or Regulatory Entity or any costs incurred by any other person or damages from injury to, destruction of, or loss of natural resources in relation to, the real property or personal property of the Borrower or any contiguous real

property or elsewhere or personal property located thereon, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to Environmental Law;

(iv) liability for personal injury or property damage arising by reason of any civil law offences or quasi-criminal offences or under any statutory or common tort law theory and any and all other third party claims of any and every nature whatsoever, including, without limitation, damages assessed for the maintenance of a public or private nuisance or for the carrying on of a dangerous activity at, near, or with respect to the real or personal property of the Borrower, or elsewhere; and/or

(v) any other matter relating to the environment and Environmental Law affecting the property or the operations and activities of the Borrower within the jurisdiction of any Governmental or Regulatory Entity.

(c) For greater certainty, this section 9.5 excludes any claim that may be brought under sections 2.8, 2.10 and 9.4 of this Agreement. If the Borrower is not defending the claim as permitted above, then the Indemnified Party may settle such claim, but not without consulting with the Borrower in good faith and obtaining the prior written consent of the Borrower regarding the settlement, such consent not to be unreasonably withheld.

(d) A certificate of an officer of the Lender as to any such claim, demand, liability, damage, loss, cost, charge or expense and containing reasonable details of the calculation shall be, absent manifest error, *prima facie* evidence of the amount of such claim, demand, liability, damage, loss, cost, charge or expense.

9.6. Survival

Without prejudice to the survival of any other agreement of the Borrower hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in sections 2.10(c) and sections 9.4, 9.5 and 9.6 shall survive the payment in full of the Loan Obligations.

9.7. Right of Set-off

Upon the occurrence and during the continuance of any Default or Event of Default, the Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Loan Obligations then due and payable of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Lender shall have made any demand under this Agreement. The Lender agrees promptly to notify the Borrower after any such set-off and application; *provided, however*, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates

under this section 9.7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender and its Affiliates may have.

9.8. **Enurement**

This Agreement shall enure to the benefit of and be binding on the parties hereto and thereto, their respective successors and any permitted assignee or permitted transferee of some or all of the parties' rights or obligations under this Agreement as permitted under section 9.9.

9.9. **Assignments and Participations**

(a) The Borrower shall not assign or transfer all or any part of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of the Lender, which consent may be arbitrarily withheld (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b) The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement; provided that unless an Event of Default has occurred and is continuing (i) the Borrower shall not, at the time of such assignment and as a result of such assignment be subject to any increased costs or taxes and (ii) the parties to each assignment shall execute and deliver to the Lender (with a copy to the Borrower) an agreement, substantially in the form of Schedule 9.9(b) hereto (an "**Assignment and Assumption Agreement**"). From and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have (in addition to any such rights and obligations theretofore held by it) the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement but not from any past acts of such Lender and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of sections 9.4 and 9.5. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with section 9.9(d).

(c) Following the occurrence and during the continuance of an Event of Default, the Lender shall be entitled to assign or transfer all or any part of its rights in respect of this Agreement and any of the Loan Documents to any Person.

(d) Any Lender may, without the consent of, or notice to, the Borrower or the Lender, sell participations to one or more banks or other entities (a "**Participant**"), in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of such Lender's Commitment); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Lender and the other Lender shall

continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of and to give consents under this Agreement.

(e) A Participant shall not be entitled to receive any greater payment under sections 2.8 and 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. Furthermore, such Participant shall not be entitled to the benefit of any indemnity hereunder, including under sections 2.8 and 2.10, unless the Lender which sold such participation to such Participant is, at the time of the sale of such participation, making a claim under such indemnity for its own account and the claim of such Participant is made in the name of the participating lender and the amount of such claim is deducted from the entitlement of the participating lender. Any person acquiring a participation from a Lender shall not have any direct rights against the Borrower, nor exercise any remedies under, nor be considered for any purpose to be a party to, the Loan Documents.

(f) The Lender may provide to any permitted assignee or transferee such information, including confidential information, concerning this Agreement, the Loan Documents and the financial position and the operations of the Borrower and its Subsidiaries as, in the opinion of the Lender, may be relevant or useful in connection with this Agreement, the Loan Documents or any portion thereof proposed to be acquired by such assignee or transferee, provided that each recipient of such information agrees not to disclose such information to any other person.

(g) The Borrower agrees to co-operate fully with any assignment of the Agreement and agrees to enter into any documentation as may be reasonably required by the Lender to evidence such assignment.

9.10. Judgment Currency

All amounts to be paid pursuant to this Agreement shall be payable when due in U.S. Dollars, in the full amount due, without deduction for any variation in any rate of exchange (as defined below). The Borrower hereby agrees to indemnify the Lender against any loss incurred as a result of any judgment or order being given or made for the amount due hereunder and such judgment or order being expressed and paid in a currency (the **"Judgment Currency"**) other than U.S. Dollars and as a result of any variation as between (a) the rate of exchange at which the amount in U.S. Dollars is converted into Judgment Currency for the purpose of such judgment or order and (b) the rate of exchange at which the Lender or the Borrower, as the case may be, is then able to purchase U.S. Dollars with the amount of the Judgment Currency actually received by it. The term **"rate of exchange"** shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency with or from dollars. Nothing in this section 9.10 diminishes any right of the Lender for damages in the event that it incurs a loss as a result of a judgment or order being given or made for an amount due to it and such judgment or order being expressed and paid in a currency other than U.S. Dollars.

9.11. **Execution in Counterparts**

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Manual delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

9.12. **Jurisdiction, Etc.**

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Ontario court or federal court of Canada in Toronto, Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such provincial court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any Ontario court or federal court of Canada. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.13. **Governing Law**

This Agreement shall be governed by, and construed in accordance with, the laws of Ontario and the federal laws of Canada applicable therein.

9.14. **Amendment and Waiver**

No amendment of any provision of any Loan Document is effective unless executed by all parties thereto. No waiver of any provision of any Loan Document or consent to any departure by the Borrower from any provision thereof is effective unless it is in writing and signed by the Lender. Such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given and shall not constitute a continuing waiver for any other breaches of a Loan Document.

9.15. **Waiver of Jury Trial**

EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, OR THE ACTIONS OF THE BORROWER OR THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

9.16. **Entire Agreement**

The Loan Documents constitute the entire agreement between the parties hereto pertaining to the matters therein set forth and supersede and replace any prior understandings or arrangements pertaining to the Term Loan and the Hedge Guarantee. There are no warranties, representations or agreements between the parties in connection with such matters except as specifically set forth or referred to in the Loan Documents.

9.17. **No Immunity**

Each party to this Agreement waives any and all immunity it may have from suit, execution or any legal process with respect to this Agreement and all of the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

QUEENSTAKE RESOURCES U.S.A., INC.,
as Borrower

By: ____________________________
Name: Christopher J.A. Davie
Title: President

By: ____________________________
Name:
Title:

AMARANTH LLC, by its attorney Amaranth Advisors (Canada) ULC

By: ____________________________
Name: Manos Vourkoutiotis
Title: Vice President